SALE AND PURCHASE AGREEMENT

PROJECT AURORA

CONTENTS

1.    DEFINITIONS AND INTERPRETATION    3
2.    SALE AND PURCHASE OF THE SHARES    4
3.    LEAKAGE AND PERMITTED LEAKAGE    7
4.    PRE-COMPLETION COVENANTS    8
5.    CONDITIONS FOR COMPLETION    14
6.    COMPLETION    20
7.    POST-COMPLETION COVENANTS     22
8.    SELLERS’ WARRANTIES    22
9.    TAX COVENANT    25
10.    CLAIMS AND LIMITATION OF LIABILITY    25
11.    DUE DILIGENCE INVESTIGATION / AWARENESS OF CLAIMS    31
12.    ESCROW, CONTINUED EXISTENCE OF SELLER A    31
13.    PURCHASER’S WARRANTIES    31
14.    NON-COMPETE AND NON-SOLICIT    32
15.    CONFIDENTIALITY    32
16.    MISCELLANEOUS    33
17.    GOVERNING LAW AND DISPUTE SETTLEMENT     36

SCHEDULES

Schedule	B	Corporate chart
Schedule	E	Data Room DVD
Schedule	1.1	Definitions
Schedule	2.2	Deed of Transfer
Schedule	2.4.1	Example Calculation of the Purchase Price adjustment for the Brink SA Buy Out
Schedule	3.2	Form of Leakage Notice
Schedule	4.5	Horizon Global Corporation Guarantee
Schedule	5.5	Notary Letter
Schedule	5.6	W&I Insurance Policy
Schedule	6.3.a	Completion Agenda
Schedule	6.3.b	Lease waiver and amendment agreement
Schedule	8.2	Sellers' Warranties
Schedule	9	Tax
Schedule	10.6.1.a	Audited Accounts and Interim Accounts
Schedule	12	Escrow Agreement
Schedule	13.1	Purchaser's Warranties

THIS AGREEMENT ("AGREEMENT") IS MADE BETWEEN:

I.
COOPERATIEF H2 EQUITY PARTNERS FUND IV HOLDING W.A., a cooperative with statutory liability (Coöperatie W.A.), incorporated under the laws of the Netherlands, with its registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce of the Netherlands under number 50603019 ("Seller A");

II.
STICHTING ADMINISTRATIEKANTOOR BRINK I, a foundation (stichting), incorporated under the laws of the Netherlands, with its registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce of the Netherlands under number 64005410 ("Seller B");

III.
STICHTING ADMINISTRATIEKANTOOR BRINK II, a foundation (stichting), incorporated under the laws of the Netherlands, with its registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce of the Netherlands under number 64005526 ("Seller C"); and

IV.
CEQUENT NEDERLAND HOLDINGS B.V., a limited liability company (besloten vennootschap), incorporated under the laws of the Netherlands with its registered seat in Amsterdam, registered with the trade register of the Chamber of Commerce of the Netherlands under number 34347776 (the "Purchaser"),

Seller A, Seller B and Seller C hereafter collectively referred to as the "Sellers" and each individually as a "Seller"; the Sellers and the Purchaser hereafter jointly referred to as the "Parties", and each individually a "Party".
RECITALS:

A.
The Sellers hold all issued and outstanding shares (the "Shares") in the capital of BRINK INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, with registered seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce of the Netherlands under number 63504340 (the "Company").

B.
The Company, directly or indirectly, owns the subsidiaries (the "Subsidiaries") as set out on the corporate chart attached as Schedule B (the Company and the Subsidiaries collectively the "Group" and the "Group Companies", and each individually a "Group Company").

C.	The Group is active in the field of developing, manufacturing and selling fixed, detachable and retractable tow bar systems and related wiring kits for the automotive industry (the "Business").

D.
An Affiliate of Seller A, the Company and the Purchaser have entered into a non-disclosure agreement on 27 February 2017 (the "Confidentiality Agreement"), pursuant to which certain confidential information relating to the Group and the Business was made available to the Purchaser. Moreover, the Purchaser and its advisors were provided with the Disclosed Information (as defined below), attended and participated in information sessions, expert sessions and site visits, and were provided with the opportunity to raise such questions in relation to the Group and the Business as they required.

E.
Prior to the execution of this Agreement the Purchaser has with the help of specialist professional advisors performed a investigation (the "Due Diligence Investigation") with respect to the Shares, the Business, and the Group Companies and their respective assets, liabilities and prospects, consisting among other things of a review of the Disclosed Information, including the Data Room of which a DVD is attached as Schedule E and has had sufficient opportunity to raise with the Sellers issues that it deemed relevant and/or important in connection with its decision to enter into this Agreement and the Transaction and has received reasonably satisfactory responses to any issues raised. The Purchaser has carefully evaluated its Due Diligence Investigation, the scope and outcome of which was to the Purchaser’s reasonable satisfaction.

F.	The Parties have reached agreement on a transaction whereby the Purchaser will acquire all Shares from the Sellers, subject to the terms and conditions set out in this Agreement (the "Transaction").

G.
In order to facilitate an efficient process and coverage in the event of inaccuracies in the Sellers' Warranties or the Tax indemnity included in Schedule 9 (as defined below) the Sellers and the Purchaser have agreed that the Parties will arrange for a warranties and indemnities insurance in the name of the Purchaser, without the possibility of any recourse against the Sellers (except for the Escrow Amount, the indemnity under the tax indemnity or if there is fraud or wilful misconduct from the Sellers’ side in which case the insurance will still be valid but there will be recourse against the Sellers), on the terms and conditions set forth in the policy attached to this Agreement as Schedule 5.6 (the "W&I Insurance Policy");

H.	The Parties have submitted a request for advice from the relevant works council of the Dutch Group Companies relating to the Transaction prior the date hereof.

I.	Prior to Completion, the Parties will obtain clearance from the relevant Competition Authorities.

J.	The Sellers and the Purchaser have obtained all internal and external approvals and consents required for the entering into and execution of this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions
In this Agreement, save where explicitly provided otherwise, capitalised words and expressions have the meanings specified or referred to in Schedule 1.1.

1.2.	Interpretation
In this Agreement, unless specified otherwise:

a.	"Clause", "Recital", "Schedule" or "Annex" means a clause (including all subclauses), a recital, a schedule or an annex in or to this Agreement;

b.
the Recitals, Schedules, Annexes and any other attachments to this Agreement form an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and a reference to this Agreement includes the Recitals, Schedules, Annexes to Schedules and any other attachments to this Agreement;

c.	the headings are included for convenience of reference only and shall not affect the interpretation of this Agreement or of any provisions thereof;

d.
legal terms refer to Dutch legal concepts only, references to legal terms or concepts apply even where the concept referred to by such term does not exist outside the Netherlands and, if necessary, shall include a reference to the term in that jurisdiction outside the Netherlands that most approximates the Dutch term;

e.	the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation";

f.
a reference to a person includes any individual, corporation, entity, limited liability partnership, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organisation or government, whether or not having separate legal personality, and wherever incorporated or registered;

g.	references to books, records or other information shall include books, records or other information stored in any form, including electronic data carriers and any other form of data carrier;

h.	the singular includes the plural and vice versa, and each gender includes any other gender;

i.	the words "as of" shall be deemed to include the date or moment in time specified thereafter;

j.
where a reference is made to the Sellers' best knowledge or awareness or any similar expression, such statement shall for each individual Seller be deemed to refer to the knowledge of the Sellers on the date of this Agreement and at Completion, after having made adequate reasonable investigation about the subject matter with the Key Employees and Mr H. Geerts; and

k.
references to "indemnify" and "indemnifying" any person against any circumstance include indemnifying and keeping him harmless on an after-Tax basis from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs and expense made or incurred by that person as a consequence of, or which would not have arisen but for, that circumstance.

1.3.	Drafting
The provisions of this Agreement shall not be interpreted adversely against a Party for the reason that such Party or any of its advisors was or were, or is or are deemed to have been, responsible for the drafting of that provision.

2.	SALE AND PURCHASE OF THE SHARES

2.1.	Sale and purchase
Subject to the terms and conditions of this Agreement:

a.	Seller A hereby sells its part of the Shares to the Purchaser and the Purchaser hereby purchases such Shares from Seller A;

b.	Seller B hereby sells its part of the Shares to the Purchaser and the Purchaser hereby purchases such Shares from Seller B; and

c.	Seller C hereby sells its part of the Shares and the Purchaser hereby purchases such Shares from Seller C.

2.2.	Transfer
Subject to the terms and conditions of this Agreement, each of the Sellers shall transfer its part of the Shares to the Purchaser, who shall accept such Shares, free from any and all Encumbrances on the date on which the consummation of the transaction contemplated by this Agreement in accordance with Clause 6.1 ("Completion") takes place (the "Completion Date"), by executing the deed of transfer of shares, substantially in the form attached hereto as Schedule 2.2 (the "Deed of Transfer").

2.3.	Effective Date
Subject to Completion taking place, the sale and transfer of the Shares will have economic effect from 0.00 hours a.m. CET on 1 October 2017 (the "Effective Date"). Therefore, subject to Completion taking place and the provisions of this Agreement, the risk and benefit of the Shares, and the risk and benefit of the Group and the Business, will be for the account of the Purchaser as of the Effective Date. The foregoing implies that, except as set out herein, after the Effective Date Sellers procure that no Leakage (as defined below) has taken or shall take place or that the Purchaser shall be compensated for the net effect after Taxes of such Leakage in accordance with Clause 3.3.3.

2.4.	Purchase Price

2.4.1.	The purchase price for the Shares (the "Purchase Price") amounts to:

a.	the amount of EUR 117,000,000 (one hundred seventeen million euro) (the "Equity Value"); plus

b.	a day rate of EUR 10,000 (ten thousand euro) per day from and including the Effective Date until (but excluding) the Completion Date; minus

c.
the Sellers' share of the W&I Insurance Premium as determined in accordance with Clause 5.6.2 (net of Taxes), equal to an amount of EUR 162,500 (one hundred sixty two thousand five hundred euro); minus

d.	the Net Leakage Amount (if any);
increased or decreased with either of the following amounts:

e.
increased with the result of (i) EUR 6,000,000 (six million euro), minus (ii) the purchase price paid by the Company or one of its Subsidiaries to Malcolm Anderson Family Trust and Beaumont Family Trust for the acquisition of all of the shares held or owned by the Malcolm Anderson Family Trust and the Beaumont Family Trust in the capital of Brink Towing Systems (pty) Ltd. (the "Brink SA Buy Out"), provided the Brink SA Buy Out has been completed on or before the Completion Date and the purchase price for the Brink SA Buy Out amounts to no more than EUR 6,000,000 (six million euro) and increased with the amount of the purchase price for the Brink SA Buy Out that was funded by the Sellers in the form of equity, as further clarified in Schedule 2.4.1;

or as the case may be

f.	decreased with an amount of EUR 3,000,000 (three million euro) if the Brink SA Buy Out has not been completed on or before the Completion Date, or as the case may be

g.
decreased with the result of (i) the purchase price paid by the Company or one of its Subsidiaries to Malcolm Anderson Family Trust and Beaumont Family Trust for the Brink SA Buy Out, minus EUR 6,000,000 (six million euro), provided the Brink SA Buy Out has been completed on or before the Completion Date and the purchase price for the Brink SA Buy Out amounts to more than EUR 6,000,000 (six million euro) and increased with the amount of the purchase price for the Brink SA Buy Out that was funded by the Sellers in the form of equity, as further clarified in Schedule 2.4.1;

it being agreed that any amounts contributed by any Seller or lent by any Seller to the Group in relation to the Brink SA Buy Out shall increase the Purchase Price or be repaid to such Seller as part of the intra-group settlement set out in Clause 2.6.

2.5.	Payment

2.5.1.
The Purchaser shall without any deduction, set off or suspension, pay the amount of the Purchase Price minus the Escrow Amount to the Sellers in cash at Completion in accordance with Clause 6.2 (Completion).

2.5.2.
Any payment made under this Agreement by or on behalf of a Seller to the Purchaser including compensation for a Breach or payment made under this Agreement by or on behalf of the Purchaser to any of the Sellers shall be deemed to be an adjustment of the Purchase Price and treated accordingly by the Parties in all relevant respects.

2.6.	Refinancing

2.6.1.
At Completion, the Bank Financing will be repaid. The Sellers shall procure that each of the providers of Bank Financing who have provided loans, will issue Release Letters at Completion, specifying the Refinancing Amounts (as defined in Clause 2.6.2). The Purchaser shall provide financial resources to enable at Completion, the Group Companies to repay the Bank Financing, in accordance with Clause 6.2.

2.6.2.
The Sellers shall notify the Purchaser in writing no less than three (3) Business Days (as defined below) before the expected Completion Date and keep the Purchaser informed during these three (3) Business Days of the expected outstanding amounts under the Bank Financing at Completion (the "Refinancing Amounts"). Between the date of this Agreement and Completion, the Sellers shall upon the reasonable request of the Purchaser inform the Purchaser of the then current actual amounts drawn under the Bank Financing.

2.6.3.
At Completion, any remaining balance of the intragroup payables between the Sellers and/or Affiliates of the Sellers on the one hand and the Group Companies on the other hand will be settled. The Purchaser shall procure that, at Completion, the Group Companies shall have sufficient funds to repay any remaining intercompany payables and management fees to the Sellers and/or Affiliates of the Sellers; as the case may be the Sellers and/or Affiliates of the Sellers shall repay any remaining intragroup payables to the Group Companies ultimately at Completion from the Purchase Price. The Sellers shall notify the Purchaser in writing no less than three (3) Business Days before the expected Completion Date of the expected outstanding amounts under the intragroup payables. Sellers represent and warrant that the amounts notified by the Sellers to the Purchaser in accordance with this provision will be correct at Completion. The Sellers shall and shall procure that neither the Seller nor an Affiliate of Seller and the Group Company shall create new intragroup payables between the Sellers and/or Affiliates of Sellers, except in relation to the management fee of H2 and as may be required in relation to the Brink SA Buy Out. Between the date of this

Agreement and Completion, the Sellers shall upon the reasonable request of the Purchaser inform the Purchaser of the then current actual intragroup balances.

3.	LEAKAGE AND PERMITTED LEAKAGE

3.1.	Leakage
In accordance with Clause 2.4, the Purchase Price shall be reduced by an amount equal to the net effects (after deducting any Leakage Tax Benefit) of any Leakage (the "Net Leakage Amount").

3.2.	Leakage notice

3.2.1.
The Sellers shall notify the Purchaser in writing (the "Leakage Notice"), and in accordance with Schedule 3.2, of the Net Leakage Amount not later than five (5) Business Days before the date on which Completion is envisaged to take place.

3.2.2.
The Leakage and the resulting Net Leakage Amount identified by the Sellers and set out in the Leakage Notice shall be binding for the purposes of determining the Purchase Price payable at Completion and shall only be subject to challenges in accordance with Clause 3.3.

3.3.	Procedure for additional Leakage

3.3.1.
If the Purchaser identifies any Additional Leakage within six (6) months after Completion, then the Purchaser shall be entitled to deliver, within this six (6) month period, a written notice to the Sellers, setting out the Additional Leakage identified together with evidence thereof and a calculation of the net effects (after deducting any Leakage Tax Benefit) of such Additional Leakage (the "Net Additional Leakage Amount").

3.3.2.
If the Sellers and the Purchaser do not agree on the Net Additional Leakage Amount within twenty (20) Business Days of receipt of the written notice from the Purchaser by the Sellers, as referred to in Clause 3.3.1, the Net Additional Leakage Amount shall be determined by an independent expert (the "Independent Expert") as follows:

a.	the Sellers and the Purchaser shall jointly nominate a reputable accountancy firm in the Netherlands, to be the Independent Expert;

b.
if the Sellers and the Purchaser do not jointly agree on the nomination of the Independent Expert within ten (10) Business Days after the lapse of the twenty (20) Business Days period referred to above, the Sellers and the Purchaser will request the president of the Royal Dutch Institute of Chartered Accountants (Koninklijke Nederlandse Beroepsorganisatie van Accountants) to appoint a reputable accountancy firm in the Netherlands as the Independent Expert;

c.
the terms of reference for the Independent Expert shall be to determine, by means of a binding advice (bindend advies) the amount of the Net Additional Leakage Amount, if any, within twenty (20) Business Days of its appointment;

d.	the Independent Expert shall be entitled to determine the procedure applicable to its determination;

e.	the Independent Expert shall act as expert and not as arbitrator; and

f.
the fees and expenses arising out of the engagement of the Independent Expert shall be borne by the Party who has either incorrectly presented the Net Additional Leakage Amount or has incorrectly disputed the Net Additional Leakage Amount.

3.3.3.
Within ten (10) Business Days of the Sellers and the Purchaser reaching agreement on the Net Additional Leakage Amount, or as the case may be the determination of the Net Additional Leakage Amount in accordance with Clause 3.3.2, the Sellers shall pay to the Purchaser the Net Additional Leakage Amount.

4.	PRE-COMPLETION COVENANTS

4.1.	General conduct
Subject to Clause 4.3, between the date of this Agreement and the Completion Date, the Sellers shall procure that each Group Company shall:

a.	carry on its part of the Business in the ordinary course in accordance with past practices; and

b.	preserve its present business organisations, lines of business and relationships with customers, suppliers and other third parties, in each case consistent with past practice;

c.	not make any payment other than routine payments in the ordinary and usual course of trading and consistent with past practice.

4.2.	Consent matters

4.2.1.
Between the date of this Agreement and the Completion Date, the Sellers shall procure that the Group Companies shall not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or made conditional), take any action or decision to:

(i)	issue, repurchase and/or cancel any shares, options, warrants, bonds or similar instruments in as far as this does not concern intragroup transactions;

(ii)	issue any depositary receipts;

(iii)	apply for the listing of any shares or debt instruments on a stock exchange;

(iv)
participate in the capital of another company or cooperation or amend the scope of such participation, including but not limited to the establishment of joint ventures or the alienation of (shares in) Subsidiaries and/or current joint ventures, except in as far as (a) the investment concerned with such subsidiaries and/or joint venture are (anticipated to be) immaterial to the Group or (b) it concerns intra-Group restructuring;

(v)	amend the articles of association or similar constitutional documents of any Group Company;

(vi)
acquire (whether by one transaction or by a series of transactions) the whole, or a substantial or material part of the business, undertaking or assets of any other person or dispose (whether by one transaction or by a series of transactions) the whole or any substantial or material part of its business, undertaking or any other of its assets;

(vii)	voluntarily cease to carry on its business, is wound up or file for the liquidation, bankruptcy or suspension of payments of any Group Company;

(viii)	grant or revoke powers of attorney, except if immaterial or with regard to a revocation in an urgent matter;

(ix)
adopt or amend the annual budget, revised forecast or long term business plans of the Group, save for the adoption of the 2018 budget which is envisaged to be adopted on 19 December 2017 reflecting a budgeted EBITDA in line with the 2018 - 2020 Strategic Plan;

(x)
enter into agreements in which any Group Company provides a surety or undertakes joint and several liability, or provide security for a debt of a third party (excluding the use of existing banking credit facilities other than in the ordinary course of business) unless immaterial;

(xi)	lend or borrow any money (excluding the use of existing committed and non-committed banking credit facilities, and other than in the ordinary course of business) unless immaterial;

(xii)	amend the accounting principles used by the Group, unless required by accounting standards or immaterial;

(xiii)	cancel or terminate any insurance policy that provides cover in respect of any of the Group Companies or their assets or Employees;

(xiv)	enter into material long term co-operation agreements and the cancellation of such co-operation agreements, other than long term customer and supplier contracts in the ordinary course of business;

(xv)
make any capital expenditure of more than EUR 75,000 not currently foreseen or included in the budget / business plan of the Group, save for the procurement of a robot for Brink Towing Systems (pty) Ltd either by way of acquisition or through a lease arrangement;

(xvi)	transfer, let, lease or encumber assets, including real property or intellectual property other than in the ordinary course of business or immaterial;

(xvii)	significantly change the working conditions and employment terms and conditions of a considerable number of Employees;

(xviii)
make any changes to employment terms and conditions (including compensation, fringe benefits or any other employment benefit plan or arrangement) of any Key Employee (except in the ordinary course in line with general indexation applied within any relevant Group Company and/or the applicable Key Employee's employment agreement);

(xix)	introduce or amend any collective incentive scheme / bonus scheme for the Group;

(xx)	set up or amend any pension schemes and award pension rights other than under an existing and approved Group pension scheme;

(xxi)
engage or employ or make any offer to employ any new person who will be entitled to a total remuneration of EUR 75,000 or more, except where it regards a vacancy that has been included in the annual budget up to a total remuneration per vacancy of EUR 100,000;

(xxii)
settle or enter into any litigation- arbitration or similar proceedings (other than relating to debt collection in the ordinary course of business) where the amount in dispute exceeds EUR 75,000 or where the dispute concerns a breach or infringement of Intellectual Property; and

(xxiii)
agree to or permits the institution or settlement of any litigation where it could result in a payment to or by a Group Company after Completion of EUR 75,000 or more, except for collection in the ordinary course of trading debts;

(xxiv)	sell, assign or otherwise dispose of or agree to encumber, assign, assign by way of security lease, sublease or license, any of the Group Companies’ tangible or intangible assets; and

(xxv)
sell, license (except in the ordinary course of business), otherwise dispose of, terminate its right to use, fail to renew or fail to take any action to defend or preserve any material intellectual property right that is owned or used by the relevant member of the Group;

(xxvi)
change the Tax or financial accounting methods, practices, policies or principles or elections from those utilized in the preparation of the latest Tax returns or financial statements, other than any such changes as may be required under applicable law or Dutch GAAP, or any change to any Tax election or settlement or final resolution of any Tax controversy;

(xxvii)	amend or apply for any permits or licenses, except for in the ordinary course of business;

(xxviii)	enter into any rulings or similar type of agreements with any Tax Authorities; and

(xxix)	agree to, or agree to do, any of the foregoing.

4.2.2.
For the purpose of these pre-completion covenants, the term insignificant or immaterial shall in any event mean any transaction of which the value to the Group at the time of the action to be undertaken is determined or reasonably expected to be less than EUR 75,000 (seventy five thousand euro).

4.2.3.
The Sellers will inform the Purchaser in adequate detail of any action listed in Clause 4.2.1 contemplated by them. The Purchaser will inform the Sellers or the Company, as the case may be, as soon as possible and in any event within five (5) Business Days after receipt of a written request for consent by any or more of the Sellers or any Group Company in respect of any of the actions in Clause 4.2.1, such consent taking into account the reasonable interests of the Group not to be unreasonably withheld by the Purchaser and if the Purchaser withholds consent the reason why it has made that decision. If the Purchaser does not inform the Sellers or the Company, as the case may be, within that period of five (5) Business Days, the Purchaser shall be deemed to have consented to the proposed action. In the event the Purchaser notifies the Sellers and the relevant Group Company of its objection, the Parties will promptly and as soon as reasonably possible discuss the proposed action and the Purchaser’s objection with the objective of reaching agreement with regard to the action to be undertaken.

4.3.	Permitted actions

4.3.1.
If a director of a Group Company after due consideration is of the opinion that circumstances urgently require immediate action from any of the Group Companies in order to safeguard the interests of the Group and the Sellers are not reasonably able to timely request the consent of the Purchaser or await a response from the Purchaser to such request in accordance with Clause 4.2.3, no such consent will be required provided that (a) such urgent action, after due consideration by the director of a Group Company, is reasonably required for the business and (b) the Sellers inform the Purchaser of any such situation promptly at the moment they contemplate to take such action.

4.3.2.	The Sellers shall not be in breach of Clause 4.1 or 4.2 if and to the extent that the relevant Group Company:

a.	undertakes such action in relation to the execution of the Brink SA Buy Out in accordance with Clause 4.6;

b.	has received the prior explicit consent of the Purchaser to undertake such specific action or decision;

c.
undertakes such action in relation to the capital contribution by Brink Towing Systems B.V. on the capital in Brink Towing Systems (Thailand) Co. Ltd., in the equivalent amount of no more than EUR 250,000;

d.	undertakes such action in relation to the payment of an end-of-year bonus to thirty (30) employees of ACS Systems B.V. in the amount of about EUR 600 per employee.

4.4.	Funding of Purchase Price
The Purchaser represents that it will fund the payment of the Purchase Price and the Refinancing Amounts at Completion by raising that financing and that it will not require shareholder approval to raise such debt financing.

4.5.	Horizon Global Corporation Guarantee
The Purchaser's ultimate parent company, Horizon Global Corporation, has confirmed to the Sellers that it guarantees full and timely performance of all of the Purchaser's obligations under this Agreement (and those of the Purchaser's assignees, if any) for the benefit of any of the Sellers and their respective assignees (if any). The guarantee from Horizon Global Corporation is attached to this Agreement as Schedule 4.5.

4.6.	Brink SA Buy Out

4.6.1.
Seller A will use reasonable efforts to pursue the Brink SA Buy Out in an efficient manner, keep the Purchaser regularly informed of the status of the negotiations and he will share the transaction documents for the Brink SA Buy Out on a timely manner in order to allow the Purchaser to request reasonable changes. Seller A will procure that he terms and conditions for the Brink SA Buy Out shall be typical for joint venture transactions (in particular warranties limited to unencumbered title to shares) and shall contain at-arm's-length stipulations. The Seller A use reasonable efforts to ensure that reasonable changes or amendments timely suggested by Purchaser will be agreed (to the extent reasonably possible) with the sellers under the Brink SA Buy Out. Purchaser (or its advisors) will not and will not be obliged to enter into (in)direct contact with the sellers (or their advisors) under the Brink SA Buy Out.

4.6.2.
Seller A warrants that it will procure that the Brink SA Buy Out shall be signed by the parties thereto as soon as possible and that the signing will not be unreasonably held back in light of the management fees of Seller A or any of its Affiliates relating to the Brink SA Buy Out, it being acknowledged that the completion of the Brink SA Buy Out will be subject to Completion of the Transaction, or in any event be completed as much as possible immediately prior to Completion of the Transaction.

4.6.3.
If and to the extent funding for the effectuation of the Brink SA Buy Out cannot in the view of management of the Group be drawn from the Bank Financing, the Sellers may opt to provide funding to the Group, by way of equity contribution, loans, or otherwise, which funding will lead to an increase in the Purchase Price payable to the Sellers at Completion or repayment to the Sellers pursuant to Clause 2.6.

4.7.	Transaction Costs
Seller A will procure Transaction Costs will be invoiced to the Group Companies as much as reasonably possible prior to Completion, so that they are fully taken into account when providing the Leakage Notice. Any Transaction Costs invoiced to the Group Companies after a period of 6 months after Completion will be for the account of the Sellers. The stipulations of Clause 3.3 shall apply in this respect.

4.8.	Access to Customers and Suppliers
Sellers will, to the extent permitted under relevant anti-trust laws, use reasonable efforts to introduce representatives of the Purchaser and the Horizon Global Corporation access to the Group Companies customers and suppliers as soon as possible following the date hereof. Purchaser will under no circumstances be in any contact whatsoever with any of the Group Companies' customers and suppliers without the Group Companies management being present, except where it relates to the Purchaser's Group's own ordinary course of business, and in any event at all times without any reference to any of the Group Companies, the Business, and/or the Transaction whatsoever unless explicitly consented to by the Sellers and the Company. The same shall mutatis mutandis apply to the Group Companies in relation to the Purchaser's Group's customers and suppliers.

4.9.	Restatement 2016 and 2017 Audited Accounts to US GAAP

4.9.1.
Sellers have agreed to procure that the Group Companies will instruct KPMG to transferor the Audited Accounts of the Group Companies for the fiscal years 2016 and 2017 from IFRS into GAAP (the "Restatement").

4.9.2.
The Sellers will procure that the Group Companies and KPMG will consult with the Purchaser prior to instructing KPMG and agree with the Purchaser the scope and the costs and expenses (the "Restatement Costs") for the Restatement. Purchaser will need to approve in writing the scope and the Restatement Costs, such approval not to be unduly withheld or delayed or made conditional.

4.9.3.
The Restatement Costs will be borne by the Company. Should the Transaction not be consummated, the Purchaser shall compensate the Company for the Restatement Costs; however, only to the extent these were approved by the Purchaser.

5.	CONDITIONS FOR COMPLETION

5.1.	Conditions for Completion
The Sellers and the Purchaser shall only be obliged to proceed to Completion if and when the following conditions have been fulfilled (and, where applicable, continue to be fulfilled) ("Conditions for Completion"):

a.
a complete notification of the Transaction contemplated by this Agreement to all relevant Competition Authorities under any applicable competition law shall have been made and all waiting periods with respect to such notifications shall have expired and each relevant Competition Authority:

(i)
shall have issued a written statement or decision that execution and performance of this Agreement does not fall within the scope of the relevant competition law and that hence no clearance is required; or

(ii)	shall have issued a written statement or decision unconditionally permitting the execution and performance of this Agreement; or

(iii)
shall have issued a written statement or decision permitting the execution and performance of this Agreement conditionally, however, provided that this Condition for Completion 5.1 a sub (iii) shall only be considered as being satisfied, when the Purchaser has notified the Sellers in writing that it explicitly accepts these conditions imposed by the relevant Competition Authorities; or

(iv)	shall not have issued a written statement or decision within the applicable time periods under the relevant competition laws thereby implying that unconditional clearance has been given; or

(v)
shall have waived the applicable waiting period, provided that the Parties agree to undo the execution of the Agreement if any relevant Competition Authority issues, within the applicable decision period, a written statement or decision that definitively prohibits the execution and performance of this Agreement or makes the execution thereof subject to the fulfillment of conditions;

b.	the Dutch works council of the Group shall have rendered its unconditional positive or neutral advice for the Transaction, whereby the Sellers and the Purchaser shall use reasonable efforts to;

(i)	negotiate in good faith any changes to this Agreement that may be necessary or useful for obtaining such advice, provided that neither of the Parties shall be obliged to accept any such amendment; and

(ii)	cooperate with and provide all necessary information and assistance reasonably required by the Dutch works council.

c.	no Material Adverse Event has occurred prior to or on Completion; and

d.	Sellers will complete the Warrant Cancellation to the satisfaction of the Purchaser.

5.2.	Responsibility for satisfaction of conditions

5.2.1.
The Parties shall co-operate fully and in the most expeditious manner, and will further make all reasonable endeavours to cause the fulfilment of the conditions precedent as soon as possible, but ultimately on the Long Stop Date. The Parties shall promptly cooperate and provide all necessary information as reasonably required by any government, authority or court in relation with the conditions precedent or which are otherwise necessary, proper or advisable in relation therewith. It is expressly agreed between the Parties, that the competition notification process is for the risk and account of the Purchaser and any remedy implemented or agreed to shall have no effect on the Purchase Price.

5.2.2.
All filings, requests and enquiries relating to the satisfaction of the condition precedent set out in Clause 5.1.a shall be dealt with by the Purchaser also on behalf of, and in close consultation with, the Sellers. The Purchaser shall make all reasonable endeavours following execution of this Agreement to make all necessary filings to obtain the required approval as soon as permitted under the relevant competition laws, shall consult with the Sellers timely before submitting any filings, communications or offers to the relevant competition authorities, and shall not submit any filings, communications or offers to the relevant Competition Authorities without the Sellers' prior written consent. Seller A and its representatives will be allowed to participate in any discussions, meetings and conference calls with any relevant Competition Authority. All filings, requests and enquiries relating to the satisfaction of the condition precedent set out in Clause 5.1.a, shall be the responsibility and risk of the Purchaser.

5.2.3.
In order to enable the Purchaser to submit a notification to the Competition Authorities, the Sellers acting jointly shall, represented by Seller A, procure that the Group shall fully cooperate with the Purchaser in the competition notification process and provide all information required or useful for such purpose. Without prejudice to the previous sentence, the Sellers shall in particular, at the reasonable request of the Purchaser:

a.	provide to the Purchaser any information or documentation that may be required by the Purchaser for the competition notification process;

b.	satisfy any requests for additional information and/or documentation made by the relevant Competition Authority;

c.
in their capacity as Sellers co-operate with and assist the Purchaser to procure the satisfaction of the condition as described in Clause 5.1 (a) and in particular assist the Purchaser in answering any questions raised by relevant Competition Authority without undue delay before, during and after the (pre-) notification proceedings; and

d.
unless requested by the relevant Competition Authority avoid any separate contact with the relevant Competition Authority and, if contact with the relevant Competition Authority is to occur, ensure that it will inform the Purchaser of any contact with the relevant Competition Authority (if possible, in advance) and provide copies of all exchanges and information given to the relevant Competition Authority.

5.2.4.
The Purchaser and the Sellers shall and the Sellers shall procure that the Group Companies make all reasonable endeavours to procure that the Condition for Completion set out in Clause 5.1.a is satisfied in the first phase of the procedures promulgated by the relevant

Competition Authorities, and in any case as soon as possible. Without prejudice to the generality of the foregoing, the Purchaser shall not be obliged to fulfil any conditions of any Competition Authority, but it may reasonably consider all reasonable remedies or actions that may be required to obtain the unconditional consent for the Transaction of the relevant Competition Authorities.

5.2.5.
The Purchaser shall bear all filing fees and other costs incurred in relation to any competition or similar filing required to be made in any jurisdiction in connection with the Purchaser's acquisition of the Shares. The Purchaser shall also bear all costs, penalties and fines resulting from not filing in any jurisdiction where it is determined that filing should have taken place unless such failure to file was attributable to the Sellers or the Group Companies not complying with their respective obligations under Clause 5.2.1 or Clause 5.2.3.

5.3.	Satisfaction or waiver of Conditions for Completion
Each Party will notify the other Parties in writing within five (5) Business Days once it becomes aware of (i) the satisfaction of any of the Conditions for Completion on or (ii) any circumstance that will or is likely to result in a failure to satisfy any of the Conditions for Completion, accompanied by the relevant documentation describing the nature of such circumstance.

5.4.	Long Stop Date

5.4.1.
To the extent that a fact, matter or event occurs that qualifies as a Material Adverse Event and is capable of remedy in full by the Sellers or the Group Companies prior to the Long Stop Date, Completion will be suspended until such remedy has taken place and the Purchaser shall afford the Sellers and the Group Companies a reasonable period of time, which will not exceed thirty (30) days as of the date that the Purchaser has been notified of such Material Adverse Event or such Material Adverse Event has come to its attention, to remedy the Material Adverse Event (provided always that such remedy shall be at the sole cost and expense of the Sellers and that the Sellers shall indemnify the Purchaser for all costs and expenses reasonably and properly incurred and any losses or liabilities that the Purchaser may suffer as a result of such remedy or actions taken in order to seek to remedy such matter). If the Sellers and the Group Companies fail to remedy the Material Adverse Event with in the reasonable period of time afforded by the Purchaser, the Parties may at their individual discretion, without being or becoming liable to the other Parties and without prejudice to any of their rights or claims (including any right to claim payment of damages), through a written notification to the other Parties terminate this Agreement with immediate effect, except for the Surviving Clauses which shall survive such termination indefinitely.

5.4.2.
If the Condition for Completion set out in Clause 5.1.a has not been fulfilled, and where applicable not continues to be fulfilled, ultimately at 17.00 CET on the last Business Day prior to the Long Stop Date, the Parties may at their individual discretion, without prejudice to any of their rights or claims (including any right to claim payment of damages), through a written notification to the other Parties:

a.	propose to postpone the Long Stop Date to another date (whereby Clause 5.4.3 needs to be observed); or

b.
terminate this Agreement with immediate effect, except for the Surviving Clauses which shall survive such termination indefinitely and Purchaser shall be obliged to pay to the Company a break fee in the amount of:

(i)
EUR 5,850,000 (five million eight hundred fifty thousand euro) within five (5) Business Days of the date of the termination of this Agreement if the relevant Competition Authorities have conditionally permitted the execution and performance of this Agreement but the Purchaser has not accepted such condition as envisaged in Clause 5.1.a(iii), and such condition imposed by the relevant Competition Authority would have entailed a change to the Purchaser's business (including the Group) that on an annual basis would have had a negative impact on the aggregate turn over of the Purchaser's business (including the Group) of less than EUR 15,000,000 (fifteen million euro); or

(ii)
EUR 2,340,000 (two million three hundred forty thousand euro) within five (5) Business Days of the date of the termination of this Agreement if the relevant Competition Authorities have conditionally permitted the execution and performance of this Agreement but the Purchaser has not accepted such condition as envisaged in Clause 5.1.a(iii), and such condition imposed by the relevant Competition Authority would have entailed a change to the Purchaser's business (including the Group) that on an annual basis would have had a negative impact on the aggregate turn over of the Purchaser's business (including the Group) of EUR 15,000,000 (fifteen million euro) or more;

5.4.3.
Should the competent Competition Authorities in the UK have not (unconditionally or conditionally) cleared or prohibited the Transaction by the date set out in Clause 5.4.2, the Parties shall be obliged to agree to postpone Completion in accordance with Clause 5.4.2.a until such time when the competent Competition Authorities in the UK have either (conditionally or unconditionally) cleared or prohibited the Transaction, but in any case not beyond 30 September 2018. Thereafter, Clause 5.4.2 applies unconditionally.

5.4.4.
The break fee under Clause 5.4.2b shall be paid by the Purchaser to the Company without any set off, deduction or withholding. The break fee under Clause 5.4.2 b shall be the only recourse of Sellers and/or the Group Companies in case of a termination of this Agreement in accordance with this Clause 5.4.2.

5.4.5.
The right to terminate this Agreement under this Clause 5.4 shall not be available to any Seller or the Purchaser if such Party is in breach of or has breached its obligations under Clause 5.1.b, 5.1.c, 5.1.d, Clause 5.2, or Clause 5.3, or has materially breached any of its other obligations under this Agreement, and such breach has contributed materially to the non-satisfaction of the relevant condition for Completion.

5.4.6.
If the Conditions for Completion set out in Clause 5.1 other than 5.1.a and 5.1.c have not been fulfilled, and where applicable not continue to be fulfilled, ultimately at 17.00 CET on the last Business Day prior to the Long Stop Date, the Parties may at their individual discretion, without being or becoming liable to the other Parties and without prejudice to any of their rights or claims (including any right to claim payment of damages), through a written notification to the other Parties:

a.	propose to postpone the Long Stop Date to another date (it being agreed that no Party shall be obliged to agree to such postponement); or

b.
terminate this Agreement with immediate effect, except for the Surviving Clauses which shall survive such termination indefinitely and without prejudice to all other rights or remedies available, including the right to claim damages (whereby in case of a termination by the Sellers in accordance with Clause 5.4.2 b, only the Company shall be entitled to the break fee (if any) and neither the Sellers nor the Group Companies shall be entitled to any damages), it being understood however, that the right to terminate this Agreement under this Clause 5.4.6 shall not be available to any Seller or the Purchaser if such Party is in breach of or has breached its obligations under Clause 5.1 or has materially breached any of its other obligations under this Agreement, and such breach has contributed materially to the non-satisfaction of the relevant condition for Completion.

5.5.	Execution of Notary Letter
Ultimately on the last Business Day prior to the Completion Date (as defined below) the Parties and any other relevant party shall sign the notary letter substantially in the form attached as Schedule 5.5 (the "Notary Letter").

5.6.	W&I Insurance Policy

5.6.1.
The Purchaser confirms that it has, prior to the date of this Agreement, duly executed the W&I Insurance Policy (as defined below), and that the W&I Insurance Policy is therefore in full force and effect as of signing of this Agreement (but subject to Completion). A copy of the executed W&I Insurance Policy, and of a cost confirmation of the W&I Insurance Premium, have been attached to this Agreement as Schedule 5.6. The Purchaser will provide the Sellers with the W&I Insurance Premium cost confirmation ultimately two (2) Business Days before the Completion Date.

5.6.2.	The W&I Insurance Premium shall be borne in equal parts by the Purchaser on the one hand and by the Sellers on the other hand as set out in Clause 2.4 up to an aggregate amount of EUR 400,000 (four hundred thousand euro) (exclusive of any Tax) and any part of the W&I Insurance Premium in excess of EUR 400,000 (four hundred thousand euro) will be borne solely by the Purchaser.

5.6.3.
The W&I Insurance Premium shall be paid to the insurer and/or the relevant broker in accordance with the terms of the Notary Letter. For the avoidance of doubt, the amount of the invoice relating to the Sellers' share of the W&I Insurance Premium as determined in accordance with Clause 5.6.2 shall be deducted from the Purchase Price in accordance with Clause 2.4.1.c.

6.	COMPLETION

6.1.	Date and place
Subject to Clause 5, Completion shall occur at the Amsterdam offices of Eversheds Sutherland at 11.00 a.m. on the fifth (5th) Business Day after the conditions for Completion as set out in Clause 5 have been satisfied (and where applicable continue to be satisfied), or such later date determined on the basis of Clause 6.4.a or any other date agreed in writing by the Parties.

6.2.	Payment
The Purchaser shall procure that no later than one (1) Business Day prior to the Completion Date, the Purchase Price minus the Escrow Amount, the W&I Insurance Premium, the Refinancing Amounts and the Escrow Amount are received by the Notary in the Notary’s Account, in immediately available funds and with value on the Completion Date, this transfer being sufficient to instruct and authorise the Notary:

a.
subject to the Deed of Transfer having been executed, to hold the Purchase Price minus the Escrow Amount, the W&I Insurance Premium, the Refinancing Amounts and the Escrow Amount for and on behalf of respectively the Sellers, the insurer and/or the relevant broker, the Financing Banks and the Escrow Agent, and to transfer them to the Sellers, the insurer and/or the relevant broker, the Financing Banks and the Escrow Agent in accordance with Clause 6.3.d; or

b.
if the Deed of Transfer is not executed at 23:59 CET on the Completion Date, to return the Purchase Price minus the Escrow Amount, the W&I Insurance Premium, the Refinancing Amounts and the Escrow Amount to the Purchaser, all in accordance with the Notary Letter.

6.3.	Completion events
After confirmation by the Notary that the Purchase Price and the Refinancing Amounts have been received in the Notary’s Account, the following shall occur on the Completion Date, in the order stated in this Clause 6.3:

a.
each of the Purchaser and the Sellers shall, and the Sellers shall procure that the Group Companies shall, perform or procure the performance of the actions allocated to it in the completion agenda (the "Completion Agenda") attached as Schedule 6.3.a in the order stated therein;

b.
the Sellers shall deliver to the Purchaser the waiver and amendment agreement regarding the lease of Brink Towing Systems B.V. of the premises in Staphorst, the Netherlands, substantially in the form attached as Schedule 6.3.b;

c.	the Sellers and the Purchaser shall cause the Shares to be transferred to the Purchaser by way of execution of the Deed of Transfer; and

d.
upon execution of the Deed of Transfer, the Notary shall transfer the Purchase Price minus the Escrow Amount to the Sellers (and/or any of their Affiliates) as the Sellers will direct, the W&I Insurance Premium to the insurer and/or the relevant broker, the Refinancing Amounts in relation to the Bank Financing to the Financing Banks and the Escrow Amount to the Escrow Agent, all in accordance with the Notary Letter.

6.4.	Breach of Completion obligations
If any Party fails to comply with any of its obligations under Clause 6.3, each of the non-defaulting Parties shall be entitled, in addition and without prejudice to all other rights and remedies available to it (including any right to claim payment of damages), through a written notification to the defaulting Party:

a.
to require the defaulting Party to proceed with, and effect, Completion to the extent practicable (taking into consideration the defaults that have occurred) and set a new date for the finalization of Completion through the effecting of the remaining obligations and actions as set out in the Completion Agenda on such date provided that Completion may not be deferred to beyond the Long Stop Date, in which event:

(i)
the provisions of this Agreement shall apply as if that later date were the date originally set for Completion (and, for the avoidance of doubt, it is agreed that in that event the Completion Date shall, for the purposes of this Clause 6.4, be on this later date and that the Parties’ rights under this Clause 6.4 shall remain in effect); and

(ii)
if the Purchaser is the defaulting Party, in addition to any other accrued interest, an amount equal to the commercial statutory interest (wettelijke handelsrente) as defined in article 6:119a of the Dutch Civil Code (at the then applicable rate) shall accrue on the Purchase Price from the date originally set for Completion until the date of payment of the Purchase Price; or

b.	to terminate this Agreement with immediate effect by way of written notice to the other Parties, in which case the Surviving Clauses shall survive such termination indefinitely.

7.	POST-COMPLETION COVENANTS

7.1.	Further assurances
On or after Completion, each Party shall, at its own expense, execute and perform (or procure to be executed and performed by any other relevant person) all such deeds, documents, acts and activities as may from time to time reasonably be required in order to vest all the Shares in the Purchaser or as otherwise may be necessary to give full effect to this Agreement.

7.2.	Retention of records
For a period of seven (7) years after the Completion Date, the Purchaser shall retain all books, records and other written information relating to the Group and, to the extent reasonably required by the Sellers, the Purchaser shall allow the Sellers access to such books, records and written information, including the right to make copies, at all times at the Sellers’ own expense.

8.	SELLERS’ WARRANTIES

8.1.
Each Seller, in relation only to itself and not in any way to any of the other Sellers, represents and warrants (garandeert) to the Purchaser that, save as Fairly Disclosed in the Disclosed Information, the following statements are, and will be, true and accurate on the date of this Agreement and at Completion:

Capacity and consequences of sale

a.
The Sellers have been duly incorporated and validly exist under the Laws of the Netherlands, and have the necessary corporate capacity and power to enter into this Agreement and to perform its obligations under this Agreement.

b.	No Seller has been dissolved or is involved in any procedure for division. No resolution or decision been adopted, petition submitted or proceedings initiated to such effect.

c.	No Seller has been declared bankrupt or insolvent or granted a moratorium of payments, nor are there any petitions, proceedings, notices or requests to this effect.

d.	All corporate and (where applicable) other action required to be taken by the Sellers to authorise the execution and performance of this Agreement has been duly taken.

e.
As far as the Sellers are aware, no notices, reports or filings are required to be made by it in connection with the transaction contemplated by this Agreement and no consents, approvals, registrations, authorisations or permits are required to be obtained by it in connection with the execution and performance of its obligations under this Agreement, all except as explicitly set out in this Agreement.

f.	This Agreement comprises obligations that are legal, valid and binding on the Sellers by the Purchaser against the Sellers in accordance with the terms thereof.

g.	The execution, delivery and performance by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated in this Agreement do not and shall not:

(i)	violate or conflict with a provision of Law applicable to it;

(ii)	require any consent or approval of, or filing with or notice to, a governmental authority under a provision of Law applicable to it, except as set out in this Agreement; or

(iii)	violate a provision of the organisational documents of the Sellers.
Shares

a.
The Sellers are the sole legal and beneficial owner (juridische en economische eigenaar) of the Shares sold by them under this Agreement, except for Seller B and Seller C who have issued depositary receipts of the Shares held by them, which depositary receipt will be cancelled at Completion;

b.	The Shares have been duly issued, placed and fully paid-up and are, or will be at Completion, free from Encumbrances.

c.	The Shares constitute the entire issued and outstanding share capital of the Company.

d.
There is no action, lawsuit or legal proceeding or investigation pending or threatened against any of the Sellers before any court or arbitrator or any Authority, agency or official that would prohibit the Sellers from entering into their obligations under this Agreement.

Group Companies, Corporate

a.	The Group Companies have been duly incorporated and validly exist under the Laws of their respective jurisdictions.

b.	No Group Company has been dissolved or is involved in any procedure for division. No resolution or decision has been adopted, petition submitted or proceedings initiated to such effect.

c.
No Group Company has been declared or applied for bankrupt or insolvent or granted or applied for granting a moratorium of payments, nor are there any petitions, proceedings, notices or requests to this effect and no receiver has been appointed as regards the Group Companies.

d.	The entire issued and outstanding share capital of all Subsidiaries is held directly or indirectly by the Company.

e.	The shares in the Subsidiaries have been duly issued, placed and fully paid-up. There is no obligation to make additional capital contributions. All capital increases and any capital reductions by the Group Companies were carried out in accordance with the applicable provisions under the laws and the applicable articles of association.

f.
The shares in the Subsidiaries are, or will be at Completion, free from Encumbrances (other than any Permitted Encumbrances, if any). Upon Completion, the Purchaser will acquire indirectly the shares in the Subsidiaries without restrictions and free and clear of third party rights and other Encumbrances (other than any Permitted Encumbrances, if any).

g.
No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the conversion, issue, registration, sale or transfer, amortisation or repayment of the share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption). No Group Company has any grant outstanding to any third party, including employees, to grant shares or give rights to shares or rights financial instruments that give the recipient economic benefits similar or equal to the holder of shares.

h.
No depositary receipts have been issued or promised with respect to any of the shares in the capital of any Subsidiary, nor do any third parties have any other type of beneficial interest in or relating thereto.

i.
No Group Company has promised or is obliged to take any participation, equity interest, or other securities in any legal entity other than another Group Company, or is, has promised or is obliged to be a party to any joint venture, partnership or other corporation, whether incorporated or unincorporated, or is, has promised or is obliged to be a party to any other arrangement in relation to the sharing of income, profits, losses or expenses.

8.2.
The Sellers represent and warrant to the Purchaser that, save as Fairly Disclosed in the Disclosed Information, the Sellers’ Warranties set out in Schedule 8.2 are, and will be, true and accurate on the date of this Agreement.

8.3.
The Purchaser agrees that, save to the extent explicitly covered by a Sellers’ Warranty, no warranty, guarantee or any other form of comfort, whether express or implied, is given to the Purchaser concerning the Shares, the Group, Business, any part of the Disclosed Information and/or any aspect of the transactions contemplated by this Agreement. The Purchaser agrees that no warranty, guarantee or any other form of comfort, whether express or implied, is given relating to any forward looking statements, forecasts, estimates, interpretations, analysis, projections, whether or not part of the Disclosed Information.

9.	TAX COVENANT
The provisions of Schedule 9 shall apply in respect of Tax.

10.	CLAIMS AND LIMITATION OF LIABILITY

10.1.	Liability for Breaches

10.1.1.
If and to the extent that a Seller is or the Sellers are liable for a Breach, the relevant Seller or the Sellers shall, on a pro rata part basis (calculated in reference to the part of the Purchase Price received by the Sellers as set out in the Notary Letter as set out in the Notary Letter) subject to the limitations set out in this Agreement (including this Clause 10), pay to the Purchaser the amount of the Loss incurred.

10.1.2.
If and to the extent a Breach is capable of being remedied, no liability for such Breach shall exist to the extent the relevant Breach has been remedied during a period of forty (40) Business Days after the relevant Claim has been notified to the Sellers in accordance with Clause 10.2.

10.1.3.	The provisions of this Clause 10 set forth the exclusive remedies of the Purchaser for a Breach and the Purchaser shall have no other rights vis-à-vis the Sellers, neither by contract nor by law.

10.1.4.
Save to the extent this Agreement explicitly provides otherwise, each Seller is only liable for its own performance under this Agreement and shall not bear any liability for the performance or non-performance of any of the other Sellers. It is explicitly agreed that the Sellers shall not be liable for any obligation under this Agreement on a joint and several basis (hoofdelijk) and only on a pro rata part basis (calculated in reference to the part of the Purchase Price received by the Sellers as set out in the Notary Letter as set out in the Notary Letter).

10.2.	Procedure for Claims
If a member of the Purchaser’s Group becomes aware of a fact, circumstance or matter that does or may give rise to a Claim or a Breach, the Purchaser shall, within thirty (30) Business Days of the date on which the Purchaser has actual knowledge of the relevant fact, circumstance or matter, (i) notify the Sellers in writing of the possible Claim or Breach, (ii) – as far as reasonably possible - set out in reasonable detail the fact, circumstance or matter giving rise to this potential Claim or Breach and (iii) indicate the Purchaser’s and the Group’s bona fide estimate of the amount of Loss involved. Except as set out in this Agreement, a failure by the Purchaser and/or the Group to duly notify the Sellers in accordance with this Clause 10.2 shall not limit the Purchaser’s rights under this Agreement but shall reduce the Losses by the amount of the Losses attributable to such failure or delay.

10.3.	Thresholds

10.3.1.	The Sellers shall not be liable for a Breach unless:

a.	the Loss for the Purchaser for such individual Breach exceeds an amount equal to EUR 120,000 (one hundred twenty thousand euro) (a "Qualifying Claim"); and

b.
the aggregate amount of all Qualifying Claims exceeds an amount equal to EUR 600,000 (six hundred thousand euro). In the event the aggregate amount of all Qualifying Claims exceeds the aforementioned threshold, the Sellers’ liability shall extend to the total of all Qualifying Claims and not just to the excess.

10.4.	Maximum liability and recourse

10.4.1.
The Parties acknowledge that the W&I Insurance Policy aims to provide coverage to the Purchaser in relation to Claims for any Breach, and that except as explicitly set out herein, the W&I Insurance Policy and the Escrow Amount shall be the sole and exclusive source of remedy for any Losses pursuant to a Breach for which the Sellers would otherwise become liable under or in connection with this Agreement, including any payments due in connection with the Sellers’ Warranties and/or Clause 9 (Tax covenant), but save for in case the aggregate liability of the Sellers exceeds an amount of 30 (thirty) million Euro or such claim is the consequence of fraud or wilful misconduct by any of the Sellers on or prior to Completion. In this respect the maximum aggregate liability of each of the Sellers shall be limited as follows:

a.
for Breaches of the Seller’s Warranties as set out in Schedule 8.2 and for Breaches under Clause 9 (Tax covenant), the Sellers' aggregate liability shall not exceed an amount of 30 (thirty) million Euro (except to the extent resulting from fraud or wilful misconduct by the Sellers), it being agreed that the Purchaser shall exclusively rely on the Escrow Amount and the W&I Insurance Policy for the payment of any Losses under or in connection with any Breach of the Sellers' Warranties, included in Schedule 8.2 and/or the Tax covenant in Clause 9;

b.
the maximum aggregate liability of each of the Sellers for Breaches of the Sellers' Warranties as set out in Clause 8.1 shall not exceed its pro rata part (calculated in reference to the part of the Purchase Price received by it as set out in the Notary Letter) of the Purchase Price, it being agreed that the Purchaser shall only be entitled to Claim against the Sellers under or in relation to Clause 8.1 for (1) any Loss up to the retention amount under the W&I Insurance Policy equal to the amount stated in Clause 10.3.1.b, and (2) in excess of the coverage envisaged to be provided under the W&I Insurance Policy stated in this Clause 10.4.1; and

c.
the maximum aggregate liability of any Seller in relation to any other claims under this Agreement shall not exceed its pro rata part (calculated in reference to the part of the Purchase Price received by it as set out in the Notary Letter) of the Purchase Price.

10.4.2.
The Purchaser furthermore agrees and acknowledges in connection herewith that it shall not make, and waives any right it may have to make, any Claim for compensation for a Loss due to a Breach except as set out in Clause 10.4.1, and that neither (i) any failure on the part of the Purchaser’s Group to enter into, or to comply with the terms of, the W&I Insurance Policy, nor (ii) any unavailability at any time of the W&I Insurance Policy, or of any recourse thereunder for whatever reason, shall increase the Sellers’ liability pursuant to or in relation to this Agreement in any way, except in the event of fraud or wilful misconduct by the Sellers by the Sellers.

10.5.	Time limitation

10.5.1.	All Claims shall be barred and unenforceable unless such Claim is filed in accordance with Clause 10.2 within twenty-four (24) months from the Completion Date, except for:

a.
Claims in respect of a Breach of any of the Sellers’ Warranties as set out in Clause 8.1, which shall be barred and unenforceable unless such Claim is filed within five (5) years from the Completion Date; and

b.
Claims under Clause 9 (Tax covenant) and the Sellers’ Warranties in paragraph 7 (Tax) of Schedule 8.2, which shall also be barred and unenforceable unless such Claim is filed within six (6) months after the applicable statutory period has lapsed.

10.5.2.
A Claim against the Sellers shall be barred and unenforceable unless the Purchaser initiates legal proceedings against the (relevant) Seller(s) by initiating proceedings with the competent courts in Amsterdam against them regarding such Claim within six (6) months of the date on which the Purchaser or the Purchaser’s Group becomes aware of the relevant fact, circumstance or matter.

10.6.	Exclusions

10.6.1.
The Sellers shall not be liable and shall not be obliged to pay any amount under this Agreement in relation to any Claim (and the Sellers’ liability shall be reduced accordingly) if and to the extent that:

a.
a specific provision or provisions relating to the facts, circumstances or matters giving rise to the Claim has or have been made in the Audited Accounts or the Interim Accounts, a copy of which is attached to this Agreement as Schedule 10.6.1.a;

b.	such amount has already been taken into account in the determination of the Purchase Price;

c.
the Loss is actually recovered or reasonably recoverable in accordance with Clause 10.9 from a third party, and/or is recovered or recoverable under an insurance policy (excluding for the avoidance of doubt the W&I Insurance Policy);

d.	the Breach is Fairly Disclosed in the Disclosed Information;

e.	the alleged Loss or liability is contingent only, unless and until it becomes an actual liability which is due and payable;

f.
the Claim would not have arisen had there not been (i) an amendment to any applicable Law (including certain developments in case law or the interpretation of any applicable Law) or (ii) the entering into force of any applicable Law after the Effective Date;

g.
the Claim would not have arisen had there not been (i) an amendment to the IFRS or Dutch GAAP accounting principles that entered into force after the Effective Date, or (ii) an amendment to the accounting principles of the Group that the Purchaser implemented after the Completion Date;

h.
the alleged Loss or liability is caused or increased by the failure of any member of the Purchaser's Group or any of its employees, agents or successors, to prevent or mitigate the Loss or liability; and/or

i.
the alleged Loss is caused or increased by any voluntary act, omission, transaction, negligence, intentional misconduct or arrangement carried out by, at the request of, or with the explicit written consent of any member of the Purchaser's Group, including but not limited to (i) any admission of liability vis-à-vis a third party without the Sellers’ prior written consent (and, also if no admission of liability takes place, any settlement entered into by any Group Company with any third party without the Sellers’ prior written consent), (ii) any cessation or change in the nature or conduct of the Business following the date of this Agreement, and (iii) any act or omission which is specifically contemplated by this Agreement or any other document entered into in connection with the Transaction.

10.7.	No double claims and no double recovery

10.7.1.	The Sellers shall not be liable under this Agreement more than once in respect of the same Loss.

10.7.2.
The Purchaser shall be entitled to make more than one claim arising out of the same subject matter, fact, event or circumstance, but shall not be entitled to recover a Loss or obtain payment more than once in respect of any Breach.

10.8.	Positive effects
The Sellers shall not be liable and shall not be obliged to pay any amount under this Agreement in relation to any Claim (and the Sellers’ liability shall be reduced accordingly) if and to the extent that the Purchaser and/or any member of the Purchaser’s Group will or may realise any corresponding savings or other net financial benefit, including any Tax Benefit, and in the calculation of any amounts payable by a Seller in connection with a Claim such amounts shall be calculated on an after Tax basis to the effect that any amount payable in relation to a Claim shall be reduced by an amount equal to any current or future positive effect of Taxation in relation to the facts, circumstances or matters giving rise to the Claim for any member of the Purchaser's Group, including a positive effect relating to a Tax saving, reduction or reimbursement.

10.9.	Third party recovery
If the Sellers (or any of their Affiliates) have paid an amount in connection with a Claim and the Purchaser subsequently receives from a third party an amount which indemnifies or compensates the Purchaser for its Loss or a part of the Loss in connection with that Claim and more specifically with respect to the amount that Sellers paid, the Purchaser shall repay to the Sellers the amount so recovered (after deduction of reasonable external fees, costs and expenses made in relation to the recovery) (in such proportion as they will direct) within five (5) Business Days after receipt thereof. The Purchaser shall make all reasonable endeavours to recover all relevant amounts from a third party, in the event that it is aware or Sellers have informed Purchaser of the facts, circumstances or matters on the basis of which a third party will have to compensate the Purchaser its Loss, however at no time and under no circumstances shall the Purchaser be required to take an action that is materially prejudicial to the Purchaser’s or the relevant Group Companies’ goodwill.

10.10.	Conduct of Third Party Claims

10.10.1.	The following shall apply in relation to any Third Party Claim:

a.	the Purchaser and the relevant Group Companies shall notify the Sellers of the relevant Third Party Claim within twenty (20) Business Days of the date upon becoming actually aware thereof;

b.
upon request the Purchaser shall, and shall procure that the relevant Group Companies shall, make available to the Sellers all such information as the Sellers may reasonably require for assessing the relevant Third Party Claim; and

c.
the Purchaser shall not, and shall procure that the relevant Group Companies shall not, make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Sellers (such approval not to be unreasonably withheld or delayed);

however at no time the Purchaser shall under no circumstances be required to take an action that is materially prejudicial to the Purchaser's or the relevant Group Companies' goodwill.

10.10.2.	The Purchaser shall, and shall procure that the relevant Group Companies shall:

a.
keep the Sellers informed in all reasonable detail of the progress of and any relevant development in relation to the Third Party Claim and reasonably consult with the Sellers in relation to the conduct of the Third Party Claim, including any appeal, dispute, compromise or defence in relation thereto; and

b.
at all times take into account the reasonable interests of all of the Sellers, the Purchaser, and the Group, and not cease to defend the Third Party Claim or make any admission of liability, agreement or compromise in relation to the Third Party Claim without the prior written consent of the Sellers, such consent not to be unreasonably withheld, delayed or made conditional.

11.	DUE DILIGENCE INVESTIGATION / AWARENESS OF CLAIMS

11.1.	The Sellers shall have no obligation to update any (part of the) Disclosed Information as of the date of this Agreement.

11.2.
The Purchaser confirms that it is, on the date of this Agreement, not aware of any fact, circumstance or matter that constitutes a Breach. Unless the Purchaser notifies the other Parties in writing in accordance with the provisions of this Agreement upon becoming aware of any fact, circumstance or matter that qualifies as a Breach following the date of this Agreement, the Purchaser shall be deemed to have confirmed that it is, on the Completion Date, not aware of any fact, circumstance or matter that constitutes a Breach.

12.	ESCROW, CONTINUED EXISTENCE OF SELLER A

12.1.
As security and as source of recourse for a Breach, the Sellers, the Purchaser and the Escrow Agent shall on Completion Date enter into the escrow agreement substantially in the form as attached to this agreement as Schedule 12 (the "Escrow Agreement"). It is agreed that subject to the terms and conditions of the Escrow Agreement an amount equal to EUR 600,000 (six hundred thousand euro) (the "Escrow Amount") will be paid into in the Escrow Account following Completion by the Notary in accordance with Clause 6.3 and the Notary Letter. The costs associated with the services of the Escrow Agent will be borne in equal parts by the Purchaser on the one hand and the Sellers on the other hand.

12.2.
Seller A confirms towards the Purchaser that it and its investment fund will not be liquidated and will have sufficient assets to cover its liabilities hereunder for a period of at least two (2) years following the Completion Date, or that – if any liquidation of Seller A is undertaken prior to that date – it will ensure that it has reasonable market practice tail-end liability insurance in place for the benefit of its creditors to cover Seller A's liability in excess of the Escrow Amount.

13.	PURCHASER’S WARRANTIES

13.1.
The Purchaser represents and warrants (garandeert) to the other Parties that the Purchaser’s Warranties set out in Schedule 13.1 are, and will be, true and accurate on the date of this Agreement at Completion.

13.2.	If and to the extent that the Purchaser is liable as a result of a breach of the Purchaser’s Warranties, the Purchaser shall pay the Sellers the amount of the Loss incurred.

14.	NON-COMPETE AND NON-SOLICIT

14.1.	Non-Compete

14.1.1.
Seller A covenants in relation to itself and its Affiliates, and for Mr H. Geerts (who shall countersign this Agreement in acknowledgement), to the Purchaser and each other member of the Purchaser’s Group that it shall not and he shall not, directly or indirectly:

a.
during a period of two (2) years following the Completion Date, open or acquire any direct or indirect interest in any undertaking which is engaged in a business which competes with the Business or shall otherwise carry or be employed or engaged in such a business in any territory into which the Group has made sales or otherwise generated revenue; or

b.
during a period of two (2) years following the Completion Date, induce or attempt to induce any person who is at Completion a supplier of goods or services to a Group Company to cease to supply, or to restrict or vary the terms of supply, to that Group Company, or canvass or solicit orders for goods of a similar type to those being dealt in or for services similar to those being provided by any Group Company at Completion from any person who is at Completion or has been at any time within the year prior to Completion a customer of a Group Company, except as previously approved by the Purchaser in writing.

14.1.2.
Seller A acknowledges that the Purchaser is accepting the benefit of the covenants contained in Clause 14.1 both on its own behalf and on behalf of each Group Company with the intention that the Purchaser may claim against Seller A, on behalf of any such person for loss sustained by that person as a result of any breach of any of the covenants contained in Clause 14.1.

14.2.	Non-solicit
Except as prior approved by the Purchaser in writing, during a period of two (2) years following the Completion Date each Seller undertakes to the Purchaser that it shall not for its own account or in conjunction with or on behalf of any person, firm, company, or through targeted activities of any recruitment agency solicit or entice away or endeavour to solicit or entice away from any Group Company any Key Employee, other than through general advertising campaigns not specifically targeted at any such individual.

15.	CONFIDENTIALITY

15.1.	No Party shall disclose or use any information regarding or in relation to the Agreement or the business of any other Party or any of its Affiliates, except:

a.
to the extent required by applicable Law or stock exchange regulations or any governmental authority and, to the extent reasonably possible, after consultation with the other Party about the timing and content of such disclosure;

b.	to professional advisors bound by a duty of confidentiality, to the extent necessary for any lawful purpose;

c.	to the extent that the information is public knowledge without a breach of this Agreement and/or any applicable confidentiality agreement;

d.	as required to conduct the defence of a claim of a third party or to initiate or conduct any dispute on the basis of, and in accordance with, this Agreement; and/or

e.
for public announcements agreed between the Parties and made or sent by a Party to advise the press, employees, customers, suppliers or agents of the Group of the acquisition of the Shares and the Business.

16.	MISCELLANEOUS

16.1.	Notices
Notwithstanding the right of each of the Parties to give notice in any other valid manner, notices shall be deemed to have been validly given if they have been sent, either by prepaid registered mail (with return receipt requested) or by courier (with proof of delivery), to the following addresses (unless and until a Party notifies the other Party in accordance with this Clause 16.1 of another address:

If to Seller A:
Cooperatief H2 Equity Partners Fund IV Holding W.A.
Attn: the Board
Oosteinde 19
1017 WT Amsterdam
The Netherlands

If to Seller B:
Stichting Administratiekantoor Brink I
Attn: the Board
Oosteinde 19
1017 WT Amsterdam
The Netherlands

If to Seller C:
Stichting Administratiekantoor Brink II
Attn: the Board
Oosteinde 19
1017 WT Amsterdam
The Netherlands

If to the Purchaser:
Cequent Nederland Holdings B.V.
Attn: the Board
Prins Bernhardplein 200
1097 JB Amsterdam
The Netherlands

16.2.	Assignment
No Party may assign any part of its rights and/or obligations arising under this Agreement to any person without the prior written consent of the other Parties. In the event of an assignment to an Affiliate, such consent shall not be unreasonably withheld and the assigning Party shall in any case remain jointly and severally liable with the assignee. Upon such assignee ceasing to be an Affiliate, the relevant Party having made the assignment shall procure that any rights and/or obligations so assigned shall be reassigned to it by such assignee. Sellers hereby consent to the assignment of any claims of Purchaser under this Agreement to any reputable banks or other reputable financial institutions as collateral for any debt assumed by Purchaser or any Affiliate of Purchaser in connection with the financing of the Purchase Price or any of the obligations of Purchaser under this Agreement.

16.3.	Costs and expenses
Each Party shall bear its own costs, charges and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement. Any Permitted Leakage shall be borne by the Group. All fees and other costs in connection with the Notary and/or any filings required in any jurisdiction (including any and all fines and penalties related thereto), or any stamp duty, transfer tax, or similar Tax or duty of a documentary nature due by reason only of the execution and implementation of this Agreement, shall be exclusively borne by the Purchaser.

16.4.	Entire agreement
This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and replaces and supersedes all prior agreements, arrangements, undertakings or statements regarding such subject matter.

16.5.	Exclusion Title 1 Book 7 Dutch Civil Code
The Parties hereby agree to exclude the applicability of Title 1 of Book 7 of the Dutch Civil Code to the extent legally possible.

16.6.	Amendment
Any amendment or variation of this Agreement is not valid unless it is agreed between all Parties in writing. Each Party waives its right to seek amendment of this Agreement in court or in any other manner.

16.7.	Partial invalidity
If any provision of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound by all other provisions hereof. In that event, the Parties shall replace the invalid or non-binding provision by provisions that are valid and binding and that have, to the greatest extent possible, a similar effect as the invalid or non-binding provision, given the contents and purpose of such provision and this Agreement.

16.8.	Waiver
No Party shall be deemed to have waived any of its rights under this Agreement unless such waiver has been made explicitly and in writing. Any waiver of any rights relating to a violation of the obligations contained in this Agreement shall not constitute a waiver of such rights relating to future violations contained in this Agreement.

16.9.	No rescission / nullification
Except as explicitly otherwise provided for in Clause 5 or 6.4.b, each Party hereby waives the right:

a.
to rescind (ontbinden), nullify (vernietigen) or otherwise terminate or amend this Agreement in whole or in part by way of an out-of-court declaration (buitengerechtelijke verklaring) or in any other manner; or

b.	to seek the rescission (ontbinding) or nullification (vernietiging) or amendment in whole or in part of this Agreement in court.

16.10.	Effects of termination
If this Agreement is terminated in accordance with its terms:

a.
all documents and records that relate to a Seller or the Group and that were furnished to the Purchaser or its advisors in anticipation of Completion shall be returned to the relevant Seller or the relevant Group Company, as the case may be, and the Purchaser shall not retain any copies of such documents and records; and

b.	the Surviving Clauses shall survive such termination.

16.11.	Counterparts
This Agreement may be entered into by a Party by way of executing a separate counterpart, but it shall not be effective until each Party has executed at least one counterpart. Each counterpart, when executed, shall constitute an original, and all the counterparts shall together constitute one and the same instrument.

17.	GOVERNING LAW AND DISPUTE SETTLEMENT

17.1.	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

17.2.
Except as otherwise provided in this Agreement, all disputes arising out of or in connection with this Agreement shall, if no amicable settlement can be reached between the Parties, in first instance be exclusively submitted to the competent courts in Amsterdam.

17.3.
For the purpose of this Agreement, including for the serving of any litigation documents in connection with this Agreement, the Parties elect to have their domiciles at the addresses referred to in Clause 16.1.

- Signature page to follow –

Signature page – Project Aurora SPA

Thus agreed upon and executed.

/s/ H. Geerts___________________________
COOPERATIEF H2 EQUITY PARTNERS FUND IV HOLDING W.A.
By: H2 Equity Partners Management Fund IV B.V.
Function: director
By: H2 Equity Partners B.V.
Function: director
By: Mainstreet Management B.V.
Function: director
By: H. Geerts
Function: director
Date: 13/12/2017
Place: Amsterdam
/s/ H. Geerts___________________________	/s/ H. Geerts___________________________
STICHTING ADMINISTRATIEKANTOOR BRINK I	STICHTING ADMINISTRATIEKANTOOR BRINK II
By: H2 Equity Partners B.V.	By: H2 Equity Partners B.V.
Function: director	Function: director
By: Mainstreet Management B.V.	By: Mainstreet Management B.V.
Function: director	Function: director
By: H. Geerts	By: H. Geerts
Function: director	Function: director
Date: 13/12/2017	Date: 13/12/2017
Place: Amsterdam	Place: Amsterdam
/s/ Jay S. Goldbaum_____________________	/s/ Paul C. Caruso ______________________
CEQUENT NEDERLAND HOLDINGS B.V.	CEQUENT NEDERLAND HOLDINGS B.V.
By: Jay Samuel Goldbaum	By: Paul Charles Caruso
Function: Director B	Function: Director A
Date: 13/12/2017	Date: 13/12/2017
Place: Amsterdam	Place: Amsterdam

SCHEDULE 1.1            DEFINITIONS

In this Agreement, save where explicitly provided otherwise, capitalised words and expressions have the following meanings:

Accounting Principles
means the accounting principles, policies, treatments, practices and categorisations (including in relation to the exercise of accounting discretion and judgement) that were used in the preparation of the last Audited Accounts;

Accounts Date	means 31 December 2016;
Additional Leakage	means any Leakage except for (i) Permitted Leakage, and (ii) Leakage that is deducted from the Purchase Price;
Affiliates
an "Affiliate" of any person means any other person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person; and for these purposes "controlling person" means any person who controls any other person; "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a person whether through the ownership of securities, by contract or agency or otherwise; and for these purposes the term "person" is deemed to include a company and a partnership; for the avoidance of doubt, "Affiliate" includes shareholders holding an interest of at least 50%, subsidiaries (dochtermaatschappijen) and group companies (groepsmaatschappijen) within the meaning of Sections 2:24a and 2:24b respectively of the Dutch Civil Code;

Agreement	this share purchase agreement;
Anti-Bribery Law	means any Law applicable to the Group and each of its Affiliates that relates to bribery or corruption;
Applicable Law
means any state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to a member of the Group

Audited Accounts	means the consolidated audited accounts of the Group as per 31 December 2016;
Authority	means any supranational, national, provincial, municipal or other governmental authority or court of a relevant jurisdiction (including any subdivision thereof);
Bank Financing	means (i) the Group's senior facility with ABN Amro Bank N.V. and NIBC Bank N.V. and (ii) a mezzanine facility with Stichting Bewaarder DeltaLloyd Mezzanine;

1

Breach	any breach of any Sellers’ Warranty and the occurrence of an event that may give rise to a payment under the Tax covenant in Clause 9 ;
Brink SA Buy Out	has the meaning given in Clause 2.4.1.e;
Business	the business activities as carried on by the (members of the) Group as at the Completion Date, as set out in Recital C;
Business Day	any day (other than a Saturday or a Sunday) on which banks are open for normal banking business in the Netherlands;
Company	has the meaning given in Recital A;
Claim	any claim for a breach of Warranties made by the Purchaser under this Agreement against the Sellers;
Competition Authority	means the competition authorities in Germany;
Completion	has the meaning given in Clause 2.2;
Completion Agenda	has the meaning given in Clause 6.3.a;
Completion Date	has the meaning given in Clause 2.2;
Confidentiality Agreement	has the meaning given in Recital D;
Data Protection Law
means the Directive 95/46/EC of the European Parliament, the Personal Data Protection Act (Wet bescherming Persoonsgegevens) and any such data protection regulations and laws (i) that implement any of the foregoing; and (ii) as may be in force pursuant to any Applicable Law;

Data Room
the electronic data room made available to the Purchaser and its advisors during the period ending on the date hereof, containing information and documents in relation to the Shares, the Business, the Group and its assets and liabilities (including the questions raised and answers provided in relation to the Due Diligence Investigation), the contents of which data room are in whole stored on a DVD to be attached hereto as Schedule E. Parties acknowledge that the DVD attached to this Agreement will be provided to Purchaser following execution hereof as a result of which Purchaser was not able to asses whether the information stored on the DVD is the same as the information provided in the Data Room. In order to enable  Purchaser to make such an assessment of the information stored on the DVD, Parties acknowledge and agree that the Data Room will be frozen as of the date hereof but will remain available until Completion. In the event that the information that is stored on the DVD differs from the information in the Data Room, the DVD shall be revised in order to ensure that the information stored on it is identical to the information in the Data Room as at the date hereof.

Deed of Transfer	has the meaning given in Clause 2.2, and will be executed substantially in the form attached as Schedule 2.2;
Delta Lloyd Warrant
means certain warrants, dated as of 30 July 2015, issued by the Company to Stichting Bewaarder Delta Lloyd Mezzanine Fund for the issuance of 3.1% of the shares to Stichting Bewaarder Delta Lloyd Mezzanine Fund;

2

Disclosed Information
all documents and written information that have been available to the Purchaser in connection with the Due Diligence Investigation prior to the date of this Agreement, in (i) the Data Room and (ii) the Vendor Due Diligence Reports, provided that any information indicated under (i) and (ii) (iii) shall only considered disclosed to the extent that the information is stored at the DVD (Schedule E);

Due Diligence Investigation	the Purchaser’s due diligence investigation; as described in Recital E;
Effective Date	has the meaning given in Clause 2.3;
Employees	means the employees of the Group Companies;
Encumbrance
any mortgage, pledge, right of pre-emption, option, claim, right to acquire, conversion right, third party right, right of set-off, right of counterclaim, title retention or conditional sale arrangement or if it regards a share in a company an arrangement to hold a share in trust and any voting rights granted to third parties in relation to the shares;

Escrow Account	the account of the Escrow Agent under the Escrow Agreement;
Escrow Agreement	has the meaning given in Clause 12;
Escrow Agent	ABN Amro Bank N.V. (Escrow Services);
Escrow Amount	has the meaning given in Clause 12;
Equity Value	has the meaning given in Clause 2.4;
Fairly Disclosed
means disclosed in sufficient detail to enable a reasonably acting purchaser with the assistance of professional advisers to make a reasonably informed assessment of the facts, matters or information concerned and their nature and effect;

Financing Banks	means ABN Amro Bank N.V., NIBC Bank N.V. and Stichting Bewaarder Delta Lloyd Mezzanine Fund;
Governmental Entity
means any international, European Union, national, provincial or local governmental body, regulatory body or authority exercising an executive, legislative, judicial, regulatory, administrative or other governmental function with jurisdiction in respect of the relevant matter;

Group	has the meaning given in Recital B;
Group Companies	has the meaning given in Recital B, and each of them individually a "Group Company";
Independent Expert	has the meaning given in Clause 3.3.2;
Intellectual Property
means trademarks, service marks, trade names, domain names, logos, patents, inventions, design rights, copyrights, database rights and all other similar rights in any part of the world, including know-how, and where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

Interim Accounts	means the interim accounts as per 30 September 2017, as attached hereto as Schedule 10.6.1.a;
Interim Accounts Date	means 30 September 2017;

3

Key Employee	means each of the following individuals: Mr R. Martens, Mr B. van Ittersum, Mr P. van Buren, Mr K. Buyst, Mr O. Irdel, Mr Vaanholt, Mr. Flanderijn, Mr. Mussche and Mr E. Naber;

4

Leakage
means, unless constituting Permitted Leakage, any of the following items taking place in the period as of the Effective Date and up to and including the Completion Date:
a.    any dividends or other distributions, whether by way of share redemption, share capital reduction or otherwise, and any other payment in respect of any share capital of any Group Company, in each case whether in cash or in kind, paid or made by any Group Company to and for the benefit of any of the Sellers or their Affiliates (excluding the Group Companies);
b.    any waiver or forgiveness of any indebtedness or liability owed by any of the Sellers or their Affiliates (excluding the Group Companies) to any Group Company, or any indebtedness or liability incurred by any of the Group Companies for no consideration or a consideration which is not at arm’s length to any of the Sellers or their Affiliates (excluding the Group Companies);
c.    any payments made (or assets transferred or liabilities assumed, indemnified or incurred for the benefit of) (other than as described in (a) and (b) above) by any Group Company to or to the benefit of Sellers or any of their Affiliates (excluding the Group Companies) which is not in the ordinary course of business and/or not at arm’s length and/or not on a basis that is consistent with past practice;
d.    any bonus (in cash or in kind) or other emolument (including, for the avoidance of doubt, management fees, gifts and employment contracts) paid or payable to any director, employee, advisor or consultant of any of the Sellers or their Affiliates or any of the Group Companies incurred or reimbursed by, or charged to, any of the Group Companies, as an incentive to complete, or triggered by, the Transaction;
e.    the payments made or to be made, or costs, expenses or liabilities incurred or to be incurred by the Sellers, their Affiliates or the Group Companies, in relation to the Transaction for the servicing of the Data Room, and the engagement of Houthoff Coöperatief U.A., Deloitte Transaction Services and Houlihan Lokey (except to the extent such payments, costs, expenses or liabilities are for the Purchaser’s account or the Group’s account pursuant to the terms of this Agreement) (the "Transaction Costs");
f.    the payments made or to be made, or costs, expenses or liabilities incurred by the Group Companies in relation to transaction costs for the Brink SA Buy Out (except where it relates to Seller provided funding for the Brink SA Buy Out);
g.    the payments made or to be made, or costs, expenses or liabilities incurred or to be incurred by the Sellers, their Affiliates or the Group Companies, in relation to Spencer Stuart (it being acknowledged and agreed that (1) the Purchaser shall not have, and shall not seek, access to the Spencer Stuart work product; and (2) if the Purchaser in any way acts on any information contained the Spencer Stuart work product, this item shall be deemed to have been Permitted Leakage as at Completion, and the Purchaser shall duly and fully reimburse the Sellers);
h.    any amount of Restatement Costs that were not approved in writing by the Purchaser;
i.    any amount in which the Brink SA Management Fees exceed the amount of 250,000 Euro;
j.    any agreement, arrangement or commitment to give effect to any of the matters referred to in a up to and including i above; and
k.    any Tax Liability in respect of any of the items referred to in a. up to and including j. above;
whereby the Parties agree that any such amounts reimbursed to the Group Companies by or on behalf of the Sellers or any of their respective Affiliates prior to Completion will not be considered Leakage;

5

Leakage Notice	has the meaning given in Clause 3.2.1;
Leakage Tax Benefit
in respect of each Leakage item:
a.    the amount of VAT recoverable or off-settable by any Group Company in connection with the Leakage item; plus
b.    such portion of the Leakage item which is deductible for corporate income tax purposes multiplied by twenty-five percent (25%);

Leased Real Estate	has the meaning given in Section 13.3 of Schedule 8.2;
Licensed Intellectual Property Rights	has the meaning given in Section 16.2 of Schedule 8.2;
Litigation	any claim, action, arbitration, mediation, hearing, investigation, proceeding, litigation or suit;
Long Stop Date	30 June 2018;
Loss
means the aggregate of all payments necessary for the Purchaser and/or the (relevant) Group Companies to be brought in the position it or they would have been in, if the Breach had not occurred to be calculated in accordance with the provisions of sections 6:95 et seq. of the Dutch Civil Code, without applying any transaction multiple;

Material Adverse Event
one or a series of related events in any of the Group Companies, having a negative impact (after considering any funds which can be obtained by any Group Company under the insurance policies of the Group Companies existing on the date hereof - excluding for the avoidance of doubt the W&I Insurance) on the Group Companies' aggregate EBITDA in excess of EUR 3,000,000 (three million euro) on an annualized basis during the period starting on the date of this Agreement until Completion, provided, however that any such adverse event shall not be taken into account for determination of a Material Adverse Event if it results from (i) general economic conditions or conditions or events affecting companies generally in the industry in which the Group  Companies  are active at the date hereof, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in any jurisdiction, (iii) any change in Law, regulation or generally accepted accounting principles (or interpretations thereof), in any jurisdiction applicable to the Business (iv) as a consequence of the announcement of the Transaction, including but not limited to a customer terminating its relationship with the Group as a consequence of the announcement of the Transaction, (v) any action permitted under this Agreement, or (vi) any facts or circumstances or currently ongoing litigation known prior to the date of this Agreement to the Party invoking the relevant provision against the other Parties which could reasonably be expected to have such effect, and it being agreed that the mere failure by the Group to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period shall not in and of itself constitute a Material Adverse Event, it being acknowledged that it can be the result of a Material Adverse Event;

Net Additional Leakage Amount	has the meaning given in Clause 3.3.1;
Net Leakage Amount	has the meaning given in Clause 3.1;

6

Notary	Mr P.J.A. Goedvolk civil law notary of Eversheds-Sutherland, the Netherlands, or any of his deputies;
Notary Letter	has the meaning given in Clause 5.5, and will be executed substantially in the form attached to this Agreement Schedule 5.5;
Notary’s Account	NL31 INGB 0020 0709 93 at ING Bank Amsterdam for the attention of Eversheds Sutherland B.V. Notariaat kwaliteitsrekening;
Own Intellectual Property Rights	has the meaning given in Section 16.1 of Schedule 8.2;
Owned Real Estate	has the meaning given in Section 13.1 of Schedule 8.2;
Parties	has the meaning given in the preamble of this Agreement;
Pension Scheme	means the statutory pension schemes, which an employer and/or an employee needs to contribute to under the laws of the respective country in which a Group Company operates;
Permits	has the meaning given in Schedule 8.2;
Permitted Encumbrance	means any Encumbrance pursuant to the Bank Financing arrangements, which Encumbrances are to be released at Completion in accordance with the Refinancing;
Permitted Leakage
means any payments and/or costs incurred in connection with:
a.    (i) any management fees payable to the Sellers or any of their Affiliates in the ordinary course of the Business to the extent such management fees related to periods prior to the Completion Date and (ii) in relation to the management fees of Seller A or any of its Affiliates related to the periods prior to the date on which the Brink SA Buy Out was materially agreed up (which shall be deemed to have occurred upon the entering into of binding Brink SA Buy Out transaction documentation, subject only to Completion of the Transaction) to an amount of 250,000 Euros (annualized) (the "Brink SA Management Fees");
a.    any action explicitly allowed under this Agreement; and/or
b.    any action otherwise explicitly allowed by the Purchaser;

Product Recalls	has the meaning given in Section 7.1 of Schedule 8.2;
Purchase Price	has the meaning given in Clause 2.4;
Purchaser	has the meaning given in the preamble of this Agreement under IV;
Purchaser’s Group	the Purchaser and its Affiliates (including, as from Completion, each Group Company), including each of their employees, representatives, agents or successors in title;
Purchaser’s Warranties	the Purchaser’s warranties as set out in Schedule 13.1;
Qualifying Claim	has the meaning given in Clause 10.3.1.a;
Refinancing Amounts	has the meaning given in Clause 2.6.2;

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Release Letter
means a letter from a provider of Bank Financing including bank, financial institute or any other lender, confirming (a) the amounts that the Group Companies owe and will become due upon cancellation of the financial arrangements with that bank, financial institute or lender, including, but not limited to, the principle amount of debt, the interest accrued up to Completion Date, the costs, any penalties, and (b) the full and unconditional release of any collateral over any of the Shares and assets of the Group Companies at the full repayment of the outstanding debt at Completion and (c) the full release of each of the Group Companies from all and any obligations to that bank, financial institute and/or lender upon settlement of the outstanding debt at Completion;

Seller A	has the meaning given in the preamble of this Agreement under I;
Seller B	has the meaning given in the preamble of this Agreement under II;
Seller C	has the meaning given in the preamble of this Agreement under III;
Sellers	means the Parties so designated in the preamble of this Agreement and each of them a "Seller";
Sellers’ Warranties	the warranties as set out in Clause 8.1 and in Schedule 8.2, and each of them a "Sellers’ Warranty";
Shares	has the meaning given in Recital A;
Subsidiaries
Brink Group B.V., ACS Systems B.V., Brink Towing Systems B.V., Brink Towing Systems SARL, Brink Towing Systems Ltd., Brink Towing Systems A/S, Brink Towing Systems SP zoo, Brink Towing Systems (pty) Ltd, Brink Towing Systems (Thailand) Co. Ltd.;

Surviving Clauses
the following Clauses: 1 (Definitions and Interpretation), 5.4 (Long Stop Date), 6.4 (Breach of Completion obligations), 13.2 (Confidentiality), 16 (Miscellaneous) and 17 (Governing law and dispute settlement);

Tax Authority	any local or national authority in any jurisdiction having the power to impose or collect Tax;
Tax Benefit	has the meaning given in Clause 4 of Schedule 9;
Tax Issue	has the meaning given in Clause 6.5 of Schedule 9;
Tax Liability	a liability of any Group Company to make an actual payment of Tax;
Tax or Taxation
any and all forms of taxation, social security charges, duties, imposts and other levies of whatever nature, including income tax, corporate income tax, capital tax, wage tax, real property tax, transfer tax, registration tax, value added tax, stamp duty, national social security contributions and employee social security contributions, customs and excise duties, environmental taxes and duties, dividend withholding tax, including any interest, penalties, surcharges, fines or other additions thereto separately or jointly due, payable, levied, imposed upon or claimed to be owned in any relevant jurisdiction, whether directly payable to any relevant Tax Authority or payable pursuant to any relevant tax sharing arrangement or agreement (including tax unity obligations and tax sharing agreements);

Tax Refund	has the meaning given in Clause 4.a of Schedule 9;

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Third Party Claim	a Breach existing as a result of, or in connection with, a liability or alleged liability by any of the Group Companies to a third party not being one of the Group Companies;
Transaction	has the meaning given in Recital E;
VAT
any Tax levied by reference to added value, sales and/or consumption, including but not limited to value added tax (omzetbelasting) as stipulated in the 1968 Value Added Tax Act (Wet op de omzetbelasting 1968);

Vendor Due Diligence Reports
the vendor due diligence reports prepared in the course of the Transaction and provided to the Purchaser of:
a.    Deloitte Transaction Services (Financial/Tax/Pensions); and
b.    Houthoff (Legal),
including the schedules and annexes thereto;

Warrant Cancellation
means the repurchase, for cash, and/or termination of the Delta Lloyd Warrant by the Company or the Sellers such that the Delta Lloyd Warrant is terminated and no warrants remain outstanding thereunder with effect from Completion;

W&I Insurance Policy
means the insurance policy issued by AIG Europe Ltd., with the Purchaser as policyholder and beneficiary to provide coverage to the Purchaser in relation to any breach of the Sellers' Warranties or the Tax indemnity included in Schedule 9, and which policy has been attached to this Agreement as Schedule 5.6;

W&I Insurance Premium
means the insurance premium, costs and expenses including Taxes due in connection with the W&I Insurance Policy, the draft invoice (or cost confirmation) relating to which has been attached to this Agreement as Schedule 5.6.

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SCHEDULE 2.4.1     EXAMPLE CALCULATION OF THE PURCHASE PRICE ADJUSTMENT FOR THE BRINK SA BUY OUT

Example 1
If the purchase price for the Brink SA Buy Out Amounts to EUR 6,000,000 and is entirely funded in the form of equity provided by the Sellers, the Purchase Price is increased with:

a.	EUR 6,000,000 (bridge amount) minus EUR 6,000,000 (Brink SA Buy Out purchase price); plus

b.	EUR 6,000,000 (equity funding by the Sellers),

on the balance resulting in an increase of the Purchase Price of EUR 6,000,000.

Example 2
If the purchase price for the Brink SA Buy Out Amounts to EUR 6,000,000 and is funded in the form of a EUR 3,000,000 equity contribution provided by the Sellers and EUR 3,000,000 debt, the Purchase Price is increased with:

a.	EUR 6,000,000 (bridge amount) minus EUR 6,000,000 (Brink SA Buy Out purchase price); plus

b.	EUR 3,000,000 (equity funding by the Sellers),

on the balance resulting in an increase of the Purchase Price of EUR 3,000,000.

Example 3
If the purchase price for the Brink SA Buy Out Amounts to EUR 9,000,000 and is funded in the form of a EUR 6,000,000 equity contribution provided by the Sellers and EUR 3,000,000 debt, the Purchase Price is increased with:

a.	EUR 6,000,000 (bridge amount) minus EUR 9,000,000 (Brink SA Buy Out purchase price); plus

b.	EUR 6,000,000 (equity funding by the Sellers),

on the balance resulting in an increase of the Purchase Price of EUR 3,000,000.

Example 4
If the purchase price for the Brink SA Buy Out Amounts to EUR 9,000,000 and is funded entirely in the form of debt, the Purchase Price is decreased with:

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c.	EUR 6,000,000 (bridge amount) minus EUR 9,000,000 (Brink SA Buy Out purchase price); plus

d.	EUR nil (equity funding by the Sellers),
on the balance resulting in a decrease of the Purchase Price of EUR 3,000,000.

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SCHEDULE 8.2    SELLERS' WARRANTIES
The Sellers represent and warrant to the Purchaser that, save as Fairly Disclosed in the Disclosed Information, the Sellers’ Warranties set out below are, and will be, true and accurate on the date of this Agreement

1.	Group Companies / Corporate

1.1.
The Group Companies were and are entitled, pursuant to the applicable provisions of corporate law, to manage their respective current Business as they are managed in the past and are managed at present.

1.2.
No attachment has been levied on, and no receiver has been appointed in relation to, any of the Group Company's properties, assets or enterprise. There are no circumstances which would justify the institution of such proceedings or any actions seeking to void or challenge this Agreement under any insolvency laws. None of the Group Companies has ceased or suspended its payments nor entered into or offered any debt settlement agreements or similar arrangements with creditors.

1.3.
The copies of the articles of association and other constitutional and corporate documents as set out in the Disclosed Information are, in all respects, true, accurate, complete, and not misleading and the Group Companies have at all times acted in accordance with such documents. No resolutions have been made by any corporate body to amend any of the constitutional and corporate documents of any of the Group Companies. The articles of association and other constitutional documents are fully effective and enforceable.

1.4.
No shareholder's resolutions or managing board resolutions have been adopted in respect of any Group Company but not yet carried out or put into effect. In particular, any and all dividends or distributions declared have been made or paid in accordance with the relevant articles of association and applicable statutory provisions.

1.5.	Each of the Group Companies has properly kept record of all meetings of shareholders and managing directors.

2.	Audited Accounts and Interim Accounts

2.1.	The Audited Accounts and Interim Accounts:

a.
give a true and fair view (getrouw beeld) of, the size and composition of the assets and liabilities, the financial condition and results of operation of the Group and/or the relevant Group Company at the Accounts Date and of the results of the Group and/or the relevant Group Company for the financial period ended on the Accounts Date; and

b.	have been prepared applying the accounting policies consistently applied in the financial statements of the relevant Group Company in the previous three (3) financial years.

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2.2.	The Audited Accounts have been prepared in accordance with Dutch statutory requirements and applicable Law.

2.3.	The Interim Accounts have been prepared in accordance with IFRS.

2.4.
Paragraph 2.1 above applies mutatis mutandis with respect to the individual accounts of the Subsidiaries as per December 31, 2016 which are not Dutch law governed, whereby in this regard the reference to Dutch law shall be replaced by the laws of the respective country in which such Subsidiary is incorporated.

2.5.
As far as the Sellers are aware, since the Interim Accounts Date, no fact, matter or circumstance has occurred which resulted in any change or amendment to any of the Interim Accounts being required pursuant to the method used in preparing the relevant Interim Accounts.

2.6.	The Group Companies have in the past three (3) years duly and timely filed their respective Audited accounts.

2.7.	The corporate and financial records, books of account, minute books, shareholders' register and other books and records of the Group Companies, whatever the form in which they exist:

a.	are up to date and contain all matters to be recorded under applicable law or applicable accounting rules;

b.	have always been kept in accordance with the statutory provisions;

c.	have always been kept in a correct and adequate manner in accordance with sound business practice; and

d.	are in the possession of the Group Companies,
and no notice or allegation to the contrary has been received by any Group Company and to the Sellers' best knowledge there is no fact, circumstance or matter on the basis of which such notice or allegation should reasonably be expected.

2.8.	All documents that any Group Company was required to file with or deliver to any trade register in the past three (3) years have been correctly made up and duly filed and delivered.

3.	Events since the Accounts Date

3.1.
Since the Accounts Date and up to the date of this Agreement, each of the Group Companies has conducted the Business consistent with past practice and in the ordinary course, so as to maintain it as a going concern, including but not limited in relation to the payments of creditors and the collection of debts and the purchase of stock and inventory.

3.2.	Since the Accounts Date none of the Group Companies has taken any actions set out in Clause 4.2.1 (applying the threshold set out in Clause 4.2.2).

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4.	Financing, debtors and creditors, grants and subsidies

4.1.	Other than as Fairly Disclosed in the Disclosed Information:

a.	none of the Group Companies is a party to any overdraft, loan or credit facility; and

b.
there are no outstanding interest bearing loans and credits and there is no other interest bearing indebtedness (including money raised by promissory note or debt factoring) nor is there any agreement to enter into such arrangements;

c.	no Group Company has any interest bearing debts (whether present or future, and whether in relation to lending money or otherwise) other than debts incurred in the ordinary course of the Business.

4.2.
The Group Companies have not undertaken any action which may or will constitute an event of default under, or prejudice or negatively affect, any loan facility, overdraft facility, or other financial facility of the Group Companies.

4.3.
The Disclosed Information contains a complete and accurate list of all the bank accounts of the Group Companies, including details of the authorised signatories. No third party, not being a Group Company, shares any of the Group Companies' bank accounts.

4.4.
The Disclosed Information completely and correctly sets out the debtors to the Group as at the date of such information. None of these debts has been released, factored or discounted such that the debtor involved has paid, or will pay, less than the full amount of this debt.

4.5.
No Group Company is party to or liable under (whether on a contingent basis or not) any guarantee, indemnity, suretyship, or other similar commitment in relation to any party which is not a Group Company, and no such guarantee, indemnity, suretyship, or other similar commitment given by or for the benefit of a Group Company by a party which is not a Group Company is outstanding, other than a guarantee for the benefit of the customs authority in the amount of EUR 7,000.

4.6.
No Group Company has created or agreed to create any Encumbrance over any of its properties or assets, nor has any person made any claim to be entitled to any such Encumbrance, other than Permitted Encumbrances or in the ordinary course of business.

4.7.
No Group Company has applied for or received, any material grant or subsidy from any Governmental Entity or other person. No Group Company is or as a consequence of this Agreement will be under any obligation to repay any grants or subsidies.

5.	Assets

5.1.
The Group Companies own all the assets listed in the Audited Accounts, Interim Accounts and all assets acquired by it since Effective Date, except the assets it disposed of in the ordinary course of the Business, and none of these owned items is subject to any

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Encumbrance or to any agreement or commitment to give or create any Encumbrance, save for Permitted Encumbrances.

5.2.
The assets owned, licensed, leased or otherwise used by the Group Companies comprise all the assets required for the continuation of its Business as carried on at the date of this Agreement. All such assets are in the possession or otherwise under the control of the Group Companies.

5.3.	Each of the assets owned, held or used by the Group Companies is in good repair and in good condition, taking into account normal wear and tear.

5.4.	The Group Companies:

a.
do not use any assets belonging to any of the Sellers or any of their respective Affiliates in the course of the Business, other than the locations leased from the Sellers and or the Seller's Affiliates;

b.	have in the past three (3) years not acquired any assets from any of the Sellers or any of their respective Affiliates; and

c.	have in the past three (3) years not sold or transferred any assets used in the course of the Business to any of the Sellers or any of their respective Affiliates.

6.	Contracts

6.1.	The Disclosed Information contains full and complete copies (including any amendments) of all written contracts with all material suppliers and customers of any Group Company

6.2.
The Disclosed Information contains a complete list of the top 9 largest customers (for the purposes of this paragraph 6 a "major customer") and the top 9 suppliers (for the purposes of this paragraph 6 a "major supplier") of the Group Companies as measured by the business volume (excluding VAT) for the financial year 2016.

6.3.
No person who was a major customer or a major supplier of a Group Company during the last financial year has ceased to trade or do business with the relevant Group Company, or substantially reduced its trade or business with the relevant Group Company, or changed the terms of its trade or business with the relevant Group Company, or indicated in writing an intention to do any of the same.

6.4.	All contracts to which any of the Group Companies is a party at the date of this Agreement:

a.	are valid and binding obligations of the parties thereto;

b.	the terms thereof have been complied with in all material respects by the relevant Group Company and by any other party to such contracts.

6.5.	No Group Company has in the 12 months prior to the date of this Agreement received written notice that it is in default under any Contract. To Sellers’ best knowledge, there are no

15

circumstances reasonably likely to give rise to a default of a Group Company in the performance of its obligations under a contract.

6.6.
No dispute or other judicial, arbitral or regulatory proceedings with a value of more than EUR 100,000 (one hundred thousand euro) exists in relation to any of the contracts referred to in paragraph 6.1, and no written notice has been received by any Group Company stating that any Group Company has been in material breach of any such contract.

6.7.
No Litigation with a value of more than EUR 100,000 (one hundred thousand euro) exists in relation to any of the contracts referred to in paragraph 6.1, and no written notice has been received by any Group Company stating that any Group Company has been in material breach of any such contract.

6.8.	No written notice of termination or of intention to terminate has been received by a Group Company in respect of any of the contracts referred to in paragraph 6.1.

6.9.
No Group Company is, nor was it in the three (3) years preceding the date of this Agreement, a party to or liable in respect of any agreement, arrangement or obligation that was not part of the Disclosed Information and that is or was made other than in the ordinary and usual course of the Business.

7.	Product Liability

7.1.
The Group Companies have not produced, sold, otherwise distributed into the stream of commerce or provided for use to third parties, any products or performed services and other work in a manner that could to Sellers' best knowledge lead to liability or other obligations under product liability, warranties or other legal grounds, and to Sellers' best knowledge no such forms of liabilities or obligations exist. Third parties do not have any claims against the Group Companies based on product liability, breach of warranty or other legal grounds in connection with the production, sale, distribution or licensing of products or the performance of services and other work.

7.2.
Sellers have made available to the Purchaser in the Disclosed Information copies of all material complaints and notices of alleged material defects or adverse reactions with respect to the products produced, sold, otherwise distributed into the stream of commerce or provided for use to third parties by the Group Companies. In the last five (5) years prior to the date of this Agreement, except for the product recalls set out in the Disclosed Information (the "Product Recalls"), no Group Company has voluntarily, or as a result of a legal obligation, recalled or removed from the market any product or has improved such product as part of a recall campaign or has issued a product warning to customers or consumers.

7.3.
The Product Recalls, have been settled in full and no (residual) liability of any Group Company exists in relation to the facts, circumstances or matters on the basis of which such product recalls took place.

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7.4.
To the knowledge of the Sellers, the products of the Group Companies have been produced, sold or otherwise distributed into the stream of commerce or provided for use to third parties in compliance with Applicable Law and applicable regulatory approvals.

8.	Tax

8.1.	The Group Companies have been duly registered for Tax purposes in their country of incorporation.

8.2.
In the past three (3) years, the Group Companies have, in all respects, each duly and timely filed all Tax Returns they were required to file and all such Tax Returns are true, correct and complete in all aspects and no penalties have been incurred.

8.3.	All records which the Group Companies are required to keep for Tax purposes are duly kept.

8.4.
No Group Company has any agency, branch office, or other place of business or permanent establishment outside its country of incorporation, except for Brink Towing Systems B.V. which has a branch office in Germany and Brink Towing Systems S.a.r.l. which has a branch office in Italy.

8.5.
No non-routine investigations or inquiries by any competent Tax Authority are pending, have been announced in writing or to the best of Sellers' knowledge are expected with respect to any Group Company.

8.6.
In the current financial year and the previous three (3) financial years, none of the Dutch Companies have claimed or have been granted an exemption from Tax in connection with a reorganization or merger.

9.	Disputes and litigation

9.1.
The Group Companies are not involved in Litigation related to civil law, tax law, administrative law, criminal law or disciplinary rules, including investigations of any public, supervisory or implementing authority of any relevant jurisdiction, in respect of which, separately or together, an amount is involved of more than EUR 100,000 (hundred thousand euro). To the best of Sellers' best knowledge, no such disputes, proceedings and/or investigations are threatened.

9.2.
No outstanding, unfulfilled or unsatisfied judgment, decree, order or award by any court, tribunal or arbitrator has been made against, and not been appealed by, any Group Company or any person for which any Group Company may be liable (including but not limited to officers, directors, and employees).

10.	Employees

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10.1.	The Data Room contains a complete overview of the applicable terms and conditions of employment of all the Employees as per the date of that overview, setting out in any event:

a.	(redacted) personal details (age);

b.	employer;

c.	function and department;

d.	form of employment (temporary or indefinite time);

e.	date of commencement of employment; and

f.	fixed monthly salary and other entitlements.

10.2.	No person previously employed or engaged by any Group Company has a right to continued or renewed employment by that Group Company.

10.3.
As of the date of this Agreement, no Key Employee nor any Group Company has given or has indicated its intention to give notice of termination, and no circumstances exist which give any Key Employee or the respective Group Company a right to terminate or modify any terms of his or her employment with the Group Companies and the execution of this Agreement or the transactions contemplated therein do not trigger any such rights of any Key Employee.

10.4.
No person, other than the registered managing directors as Fairly Disclosed in the Disclosed Information and/or any trade register, is authorised to act for, or to bind or to act as agent or attorney, for a Group Company.

10.5.
The Group Companies have at all times complied with all statutory obligations and in all material respects with all (other) contractual obligations towards the Employees; in particular, but without limitations, each Group Company has duly and fully performed all payment and other obligations owed to their workers and employees when those obligations became due and each Group Company has made all social and tax payments with respect to Employees when they became due.

10.6.
There is no stock option scheme in place at any Group Company. There are no other incentive or bonus schemes applicable to the Employees other than the incentive and bonus schemes Fairly Disclosed in the Disclosed Information. No employee of any Group Company is entitled to any remuneration calculated by reference to sales, turnover, or profits of any Group Company.

10.7.
No proposal, assurance or commitment has been communicated to the Employees, trade unions or works council regarding any change to the terms of employment, working conditions or benefits and no negotiations with Employees, trade unions, works councils related thereto take place, other than in the ordinary course of business or at an individual level for Employees who are not Key Employees. No such change will take place as a result

18

of this Agreement or the effectuation of the transactions contemplated herein, and no contracts with Employees contain any change-of-control provisions that would be triggered by the Transaction and would result in any additional right being provided to any such Employee or any additional obligation on any of the Group Companies.

10.8.
No Group Company has made any loan or advance which is still outstanding to any Employee or any person formerly employed by any Group Company, except for the loan made by the Company to Mr Gutridge with a principal amount of EUR 45,000 which will be repaid at Completion.

10.9.
Since 1 January 2015 no Group Company is or has been involved in any strike or industrial or trade dispute with any trade union, works council or other body representing Employees, except for a one day strike at Brink Towing Systems S.a.r.l. in January of 2016. Other than as set out in the Disclosed Information and/or pursuant to applicable collective bargaining agreements (CAO's), no agreements exist between any Group Company and any trade unions, any works council or other body representing employees.

10.10.
All collective bargaining agreements or any other agreements in any other legal form under the laws of any jurisdiction which restrict the Group Companies freedom to dismiss any of their employees or to change the terms of employment of their employees (including restrictions in the form of an obligation to make, in the case of dismissals or changes to terms of employment, any payments) (the "Collective Agreements") between any Group Company on the one hand and any trade union, works councilor other employee representative body were Fairly Disclosed in the Disclosed Information.

10.11.
All agreements and other commitments, whether of an individual or collective nature and including commitments based on works custom, regarding employee benefits such as anniversary, holiday or jubilee payments, bonuses, profit participation or other variable remuneration elements and stock options, stock appreciation rights or similar rights, except for Pension Schemes, were Fairly Disclosed in the Disclosed Information.

11.	Pensions

11.1.
The Disclosed Information provides all pension and retirement schemes to which any of the Group Companies is a party. The Group is in compliance with (i) any statutory obligation to participate in any state or branch or industry pension fund or early retirement fund and the current Pension Schemes with respect of all employees which are subject to such obligations and (ii) early retirement legislation, pension schemes and other benefit arrangements that apply to their employees.

11.2.
The Disclosed Information provides all the obligations the Group has vis à vis their current and former employees with respect to pension and/or early retirement and/or other benefit arrangements. All financial obligations which are due in respect of the Pension Schemes, or any requirements of the relevant Authorities in relation thereto, have been fully paid or

19

adequately provided for in the Accounts. As far as the Sellers are aware, no additional obligations for any of the Group Companies in relation to the Pension Schemes are triggered as a result of the Transaction.

11.3.
The Group Companies have fully and timely satisfied their obligations vis-à-vis the Employees and the pension administrator(s) and duly and timely paid all amounts (including contributions, premiums and expenses) payable, or sufficiently provided for such obligation as current liability in the ordinary course in the Audited Accounts and Interim Accounts.

11.4.
There are no pending claims or actions (other than routine claims for benefits) in respect of the pension arrangement(s) offered to the Employees, nor are any such claims or actions threatened or do any circumstances exist which might give rise to any such claim or action.

11.5.
There is no change or termination in progress or communicated to the Employee, works councils or trade unions with respect to the current pension schemes in place or with respect to any other similar arrangements.

11.6.
The Group Companies have not received any written notice stating that there is a (statutory) obligation to participate in any branch industry or otherwise obligatory pension fund in respect of any Employee or former employee of the Group Companies.

12.	Insurance

12.1.	In relation to each insurance policy taken out by any Group Company, the following applies:

a.	the insurance policy is in full force and effect;

b.	all premiums payable in the past three (3) years have been duly paid; and

c.	there has been no act or omission that could make any insurance policy void or voidable.

12.2.	No Group Company has been refused insurance during the past three (3) years.

12.3.	No notifications have been received with regard to the non-renewal of any insurance policy or continuation or renewal on less favourable terms and conditions.

12.4.	To the Sellers' best knowledge, there are no circumstances which may nullify any Insurance Policy.

13.	Real estate

13.1.
The Disclosed Information sets out a true and complete list for each Group Company of all real estate owned or co-owned by such Group Company or similar right in favor of such Group Company (including any option or obligation to acquire), and correctly states for each such piece of real estate the location, applicable land register or other identification data, size, use, type of legal title, co-owners, if any, and encumbrances (the real estate listed or to be listed in the Disclosed Information the "Owned Real Estate").

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13.2.
The Owned Real Estate is not encumbered except for Permitted Encumbrances. There exist no regulations or legally binding transactions that impose any payment obligations or other obligations on the Group Companies in relation to the Owned Real Estate. Third parties have not built over the Owned Real Estate, and nothing has been built over any real property of third parties. The owners of the Owned Real Estate are not subject to any enforceable third party rights to use or occupy the Owned Real Estate. The existing statutory or transactional encumbrances of and the obligations arising from the Owned Real Estate do not impede the use of the Owned Real Estate, as such use exists on the date of this Agreement and as it is required to continue the Business operations in the same manner and scope as they are currently conducted.

13.3.
The Disclosed Information sets out a true and complete list of (i) the real property (onroerende zaken) that is leased or otherwise used (except for the Owned Real Estate) by any of the Group Companies and (ii) the real property with respect to which any of the Group Companies has an option or contractual obligation to lease (collectively the "Leased Real Estate").

13.4.
All lease agreements relating to any of the Leased Real Estate leased by the Group Companies are in full force and effect, and the Group Companies are not in breach of any material obligations under any relevant agreement. The Group Companies have at all times duly paid the rent payable in relation to the Leased Real Estate.

13.5.	No real estate other than the Owned Real Estate and the Leased Real Estate is currently used by or necessary for any Group company to conduct its business as conducted on the date of this Agreement.

13.6.
There is no dispute or proceeding regarding any Owned or Leased Real Estate leased or used by the Group Companies, and to the best of Sellers' knowledge, there is no fact, circumstance or matter which is likely to give rise to any such claim or proceeding.

13.7.
No Group Company is under any obligation to carry out material improvements or repairs of all or part of any Leased Real Estate by the Group Companies, nor has any Group Company received any order or instruction with respect to any such improvements or repairs.

13.8.	None of the Owned or Leased Real Estate has suffered from any event rendering the real estate not suitable for its current use in the Business.

13.9.	Each Group Company has fully and timely complied with all material applicable environmental Laws and zoning plans and Laws.

13.10.	No Group Company has made renovation or alteration of any of the Leased Real Estate other than on the basis of and in accordance with the prior consent of the relevant landlord.

13.11.	No Group Company is a party to a lease which either cannot be terminated by it in accordance with any Law or its terms, or cannot be so terminated without it incurring any penalty or other liability.

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13.12.
To the best of Sellers’ knowledge, there is no major item of expenditure already incurred by the landlord of any Leased Real Estate or expected to be incurred within the next twelve (12) months which is recoverable in whole or in part from any Group Company.

13.13.
The Owned or Leased Real Estate and the buildings thereon are not polluted and/or contaminated with any hazardous substances (as such terms are defined in applicable environmental Law) to the extent that any immediate remediation obligation exist assuming the continuation of the Business as undertaken as at the date of this Agreement.

13.14.
There have not been any complaints, whether formally or informally, against any Group Company about noise, smells, pollution, or other inconveniences caused by any Group Company, nor is it to the Sellers' best knowledge, likely that those complaints will be made in respect of any period before the Completion Date.

13.15.
No Governmental Authority has given any directive, order or notice to the Group Companies which could impose an obligation to the Group Companies to make any improvements and/or repairs of the Owned or Leased Real Estate.

13.16.	No Group Company has received any written claim, notice or information from any Governmental Authority in connection with:

a.	any (possible) pollution of the Owned or Leased Real Estate or the facilities thereon; or

b.	non-compliance with environmental Law at the Owned or Leased Real Estate and facilities used by the Group Companies.

13.17.
The plant and machinery, vehicles, fixtures and fittings, furniture, tools and other equipment used in connection with the business of each Group Company are in a good and safe state of repair and condition and satisfactory working order and have been regularly maintained to a good standard and in accordance with any safety regulations usually observed in relation to them, all taking into account reasonable wear and tear.

13.18.
To the Sellers' best knowledge, the present use of any of the Owned or Leased Real Estate is not and will not be restricted or impaired by any supranational, national, provincial, municipal or other laws, regulations or other rule of general application or administrative, criminal or civil decisions, orders, measures, guidelines, announcements, published plans or intended policies (beleidsvoornemens) and other acts or practices, emanating from any Authority.

14.	Information technology

14.1.
In the twelve (12) months prior to the date of this Agreement, there have been no failures or breakdowns of any computer hardware or software, or other computer or communication systems, used or licensed exclusively in relation to the Business, which have materially affected the Business.

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14.2.
The Group Companies own, or have valid licences or other rights to use, all computer hardware and computer software necessary for the continuation of the Business of each Group Company as at the date of this Agreement (subject to required investments, expenses and capital expenditure as Fairly Disclosed in the Disclosed Information). All such licenses are in full force and effect and have been complied with in all material respects.

14.3.
There is no dispute or proceeding regarding any computer hardware or software, or other computer or communication systems used in the Business, and to the Sellers' best knowledge, there is no fact, circumstance or matter which is likely to give rise to any such dispute.

14.4.
Each Group Company has in its possession, or has all necessary rights to use the source code and all related technical and other information required to enable its appropriately skilled employees or those of a third party of its choice to maintain, update, upgrade and support bespoke software used in the computer hardware or software, or other computer or communication systems of the Group.

14.5.
Except as Fairly Disclosed in the Disclosed Information, each Group Company is the owner of all Intellectual Property relating to the design (including interaction design) and layout of its websites, its mobile applications and other bespoke software used in the computer hardware or software, or other computer or communication systems of the Group.

14.6.
The IT systems are not wholly or materially dependent on any facilities which are not under the ownership or control of the Group or to which the Group does not have sufficient license or contractual rights to use.

14.7.	The Group has taken precautions to preserve the integrity, security and availability of the IT systems and all information and data stored on them.

15.	Data Protection

15.1.
To the best of Sellers' knowledge each Group Company has valid registrations under Data Protection Laws and it has at all times complied with the Data Protection Laws together with all applicable codes of practice and/or guidance issued by or with the approval of applicable national data protection authorities, including:

a.	where necessary, the requirements relating to notification and/or registration of processing of Personal Data;

b.	all subject access requests from data subjects;

c.	where necessary, the obtaining of consent to data processing and/or direct marketing activity;

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d.
the requirement to implement appropriate technical and organizational measures against unauthorized or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, Personal Data; and

e.	where necessary, the obtaining of agreements with any data processors which require them to fully comply with Data Protection Laws at all material times.

15.2.	None of Group Companies received any written notice from any Authority or individual alleging it has breached any Data Protection Laws.

15.3.
The Group has written policies and procedures in place which are designed to assist it to comply as much as currently reasonably possible with all Data Protection Laws, including its data security obligations.

15.4.	No requests from data subjects under relevant Data Protection Laws for access to data held by a Group Company are outstanding.

16.	Intellectual Property, ownership, authorised use

16.1.
The Intellectual Property, the sole and unencumbered holder of which is a Group Company or to which one or more Companies has or collectively have exclusive and perpetual rights of use that are not limited either geographically or in terms on content (the "Own Intellectual Property Rights") is set out in the Disclosed Information.

16.2.
The Disclosed Information contains a list of all licenses to, and other rights of use in, Intellectual Property Rights, which were granted to a Group Company and which are not a part of the Own Intellectual Property Rights defined in paragraph 16.1 (the "Licensed Intellectual Property Rights"). The Disclosed Information also contains information about the licensor, type, scope, duration, any limitations and other material terms of use as well as any license fees or royalties owed by the Group Company in question. Any contract, under which a third party granted a license, is valid and enforceable. To the Sellers' best knowledge, there are no facts or circumstances that serve as a basis for terminating a license of a Licensed Intellectual Property Right.

16.3.
The Intellectual Property that is material to the Business as conducted at the date of this Agreement is either legally owned by, validly licensed to, or used under the authority of the owner, by the relevant Group Companies.

16.4.	All Owned and Licensed Intellectual Property Rights are valid, subsisting and enforceable in accordance with their terms.

16.5.
All fees, annuities and other costs and charges in relation to the maintenance of all registered Intellectual Property that is material to the Business as conducted at the date of the Agreement have been duly and timely paid and nothing has been done or omitted to cause the lapse of registration or pendency of such Intellectual Property.

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16.6.
To the best of Sellers' knowledge, the Group Companies' Intellectual Property that is material to the Business is not the subject of any claim, invalidity, challenge or opposition by any third party and is not being infringed upon by any third party. Other than as Fairly Disclosed in the Disclosed Information, no Group Company has granted to any third party any right or interest or encumbered in respect of the Intellectual Property owned by or licensed to the Group Companies.

16.7.	There is no dispute or proceeding regarding any Intellectual Property, and:

a.	to the best of Sellers' knowledge, there is no fact, circumstance, allegation, suggestion, indication or matter which is likely to give rise to any such dispute; and

b.	the activities and the products manufactured or sold by the Group Companies do not infringe any Intellectual Property Rights of any third party.

16.8.
No trade secrets material to the business of the Group as currently conducted have been authorised to be disclosed or have been disclosed by any Group Company to any person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of such trade secrets, and except where required by Law, or at the request of an Authority. Each Group Company has taken all reasonably necessary steps to protect and preserve the confidentiality of all trade secrets.

16.9.
No claim has been made by an employee, contractor or third party in any of the Intellectual Property Rights and all employment agreements, development agreements, consulting agreement, contractor agreements and the like under which any Intellectual Property was developed includes an enforceable assignment of such IP rights to the applicable Group Company.

17.	Legal compliance

17.1.	The Group Companies have in the past three (3) years acted in compliance with all applicable material Laws.

17.2.
All licences, permits, consents, authorisations, certificates and registrations material to the Business as conducted by the Group Companies (collectively and, where appropriate, individually) at the date of this Agreement (the "Permits") have been obtained, are in force, and are being complied with in all material respects.

18.	Information
To the best of Sellers' knowledge, no information has not been included in the Due Diligence Information that would make any Disclosed Information untrue or inaccurate in any respect.

19.	Anti-Bribery and Corruption

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19.1.	None of the Group Companies has, at any time in the last five years before the date of this Agreement:

a.
made, given, authorised or offered, or promised to make, give, authorise or offer any financial or other advantage (including any payment, loan, gift or transfer of anything of value), directly or indirectly, to or for the use or benefit of any government official (or to another person at the request or with the assent or acquiescence of such government official), or any other natural or legal person, in order to assist such Group Company in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage; or

b.	taken any other action which would to the Sellers' best knowledge violate applicable Anti-Bribery Law.

19.2.	The Company requires each Group Company to act in accordance with the requirements of applicable Anti-Bribery Law and uses all reasonable endeavours to procure that they do so.

19.3.
To the Sellers' best knowledge, no Group Company is or has at any time in the last five years before the date of this Agreement been the subject of any investigation, inquiry or litigation, administrative or enforcement proceedings by any governmental authority or any customer regarding any offence or alleged offence under any Anti-Bribery Law and no such investigation, inquiry, litigation or proceeding has been threatened or are pending, and there are no circumstances likely to give rise to any such investigation, inquiry, litigation or proceedings.

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SCHEDULE 9    TAX

1.	Tax Indemnity

1.1.
The Sellers shall, on a pro rata basis (calculated in reference to the part of the Purchase Price received by it as set out in the Notary Letter) indemnify and hold the Purchaser harmless (vrijwaren en volledig schadeloosstellen) from and against:

a.
any Tax Liability for which a Group Company is liable as a result of any event occurring before the Effective Date (other than Tax arising in respect of income, profits or gains earned on or after Effective Date as a result of such an event) or in respect of any profits earned or revenues realized before the Effective Date; and

b.
any out of pocket costs or expenses incurred by the Purchaser or a Group Company in connection with a Tax Liability referred to in the preceding paragraph a or in connection with any action taken in avoiding, resisting or settling any such Tax Liability.

1.2.	Any payment by the Sellers under Clause 1.1 of this Schedule 9 shall be deemed to be an adjustment of the Purchase Price and treated accordingly by the Parties in all relevant respects.

2.	Exclusions

2.1.	The indemnity contained in Clause 1.1 of this Schedule 9 shall not cover any Tax Liability to the extent that:

a.
a specific allowance, provision or reserve has been made in in respect of such specific Tax Liability in the Audited Accounts and Interim Accounts, that Tax Liability was accrued, reduced the value of an asset, or was noted or referred to in the Audited Accounts and Interim Accounts; or

b.
the Tax Liability arises or is increased as a result of any change, on or after the Effective Date, in Tax rates or the passing of or any change in Law or generally accepted accounting practice, or a change in interpretation on the basis of case law, regulation, directive or requirement, or a change in the administrative practice of any Tax Authority or any withdrawal of any extra-statutory concession by a Tax Authority; or

c.
the Tax Liability would not have arisen but for, or is increased by, a transaction, action or omission carried out or effected by any member of the Purchaser's Group (for the avoidance of doubt including the Group Companies) or any other Person connected with any of them, including directors, officers, employees, advisors, agents or successors in title at any time after the Completion Date; or

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d.
the Tax Liability arises as a result of the Purchaser or any member of the Purchaser's Group (for the avoidance of doubt including the Group Companies) not complying with its obligations under the Agreement or any ancillary agreements; or

e.	the Tax Liability is due in relation to any taxable period or portion of any taxable period that starts after the Effective Date; or

f.
recovery has been made (including, for the avoidance of doubt, the right to recover Taxes from employees), or the Tax Liability is otherwise compensated for without cost to the Purchaser, a Group Company or any other member of the Purchaser's Group, including under the Sellers' Warranties.

2.2.	The provisions of this Clause 2 shall mutatis mutandis apply to limit or reduce the liability of the Sellers in respect of claims under the Sellers’ Warranties insofar as it relates to Tax.

3.	Due date for payment
A payment to be made by Seller under to Clause 1.1 of this Schedule 9 shall be made within ten (10) Business Days after the earlier of (i) the date on which a compromise or settlement had been reached between Parties with respect to a claim on basis of Clause 1.1 of this Schedule 9 (ii) the date on which a full and final settlement agreement has been reached with the relevant Tax Authority with respect to a Tax Liability subject to a claim on basis of Clause 1.1 of this Schedule 9 or (iii) the date on which a final decision is made on appeal with respect to a Tax Liability subject to a claim on basis of clause 1.1 of this Schedule 9 against which no appeal is permitted (uitspraak in kracht van gewijsde).

4.	Tax Benefit
The indemnification payment obligation of the Sellers pursuant to Clause 1.1 of this Schedule 9 shall be reduced by:

a.	any a rebate, refund or repayment in respect of Tax actually received by any Group Company (a "Tax Refund");

b.	any reduction of Tax actually owing by any Group Company; or
the net present value of any future Tax Refund actually received and reductions of Tax (including but not limited to reductions in the form of (deemed) depreciations or allowances) at the level of any Group Company or any other member of the Purchaser's Group. The net present value of such future Tax Refund and reduction will be calculated (i) using a discount rate equal to 3%, (ii) as per the date any amount is due by the Seller to the Purchaser and (iii) on the basis of the then prevailing relevant tax rate;
((a) through (c) each a "Tax Benefit")

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to the extent that the Tax Refund or reduction of Tax is connected with the facts on which the Purchaser's Claim pursuant to Clause 1.1 of this Schedule 9 is based.

5.	Mitigation

5.1.	The Purchaser shall take, and shall procure that each Group Company takes all reasonable measures required to mitigate, reduce or eliminate any Tax Liability.

6.	Preparation of Tax Returns

6.1.
The Seller shall cause each Group Company to prepare and file (or procure the preparation and filing of) all Tax Returns in respect of each Group Company in a manner and on a basis consistent with past practice, except required otherwise by Law, in respect of each Group Company to the extent that these are required to be filed on or before Completion and will not be filed without the prior written consent of the Purchaser, not to be unreasonably withheld.

6.2.
The Purchaser shall cause each Group Company to prepare and file (or procure the preparation and filing of) all Tax Returns in respect of each Group Company to the extent that these are required to be filed after Completion.

6.3.
The Seller and the Purchaser shall provide each Group Company such information and render such assistance as is necessary and reasonable to ensure the properly and timely completion and filing of such Tax Returns.

6.4.	Conduct of Tax claims

6.5.
Upon becoming aware of any pending audit, investigation, assessment or other any other action by any Tax Authority which gives or may give rise to any Tax Liability ("Tax Issue") relating to any taxable year or period beginning on or before the Effective Date, the Purchaser shall give written notice to the Sellers of such Tax Issue without unreasonable delay. This notice shall set out such information as is available and as is reasonably necessary to enable the other party to assess the merits of the Tax Issue.

6.6.
The Seller shall be entitled at its own expense to resist the Tax Issue in the name of the relevant Group Company and to have the conduct of any appeal, dispute, compromise or defense of the Tax Issue and of any incidental negotiations and the Purchaser will give, and procure the relevant Group Company to give, the Sellers all reasonable co-operation, access and assistance for the purposes of considering and resisting the Tax Issue.

6.7.
The Sellers shall give the Purchaser drafts of all communications it intends to make in relation to the Tax Claim at least ten (10) Business Days before the communication is made, shall make such amendments as the Purchaser shall reasonably request before it makes such communication and shall produce and promptly provide the Purchaser with copies of

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all communications, including notes of telephone attendances and meetings, relating to the Tax Issue.

6.8.	The Sellers shall not settle any Tax Issue unless the Purchaser shall have consented in writing to the Sellers to the terms of the settlement, such consent not to be unreasonably withheld.

6.9.
The Purchaser and the relevant Group Company shall be free to pay or settle the Tax Issue on such terms as they may in their absolute discretion think fit and without prejudice to their rights and remedies under this schedule if within twenty (20) Business Days of service of the notice under this paragraph the Sellers fail to notify the Purchaser of its intention to dispute the Tax issue or notifies the Purchaser that it does not wish to have the conduct of the Tax Issue.

6.10.	Limitations

6.11.	For the avoidance of doubt it is agreed that the limitations set forth in Clause 10.4, 10.5, and 10.7 of the Agreement shall apply with respect to claims made under the provisions of this Schedule 9.

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SCHEDULE 13.1    PURCHASER'S WARRANTIES

1.	Capacity and consequences of sale

1.1.
The Purchaser has been duly incorporated and validly exists under the Laws of its jurisdiction and has the necessary corporate capacity and power to enter into this Agreement and to perform its obligations under this Agreement.

1.2.	All corporate and (where applicable) other action required to be taken by the Purchaser to authorise the execution and performance of this Agreement has been duly taken.

1.3.
Other than as contemplated by this Agreement, as far as the Purchaser is aware, no notices, reports or filings are required to be made by the Purchaser in connection with the Transaction and no consents, approvals, registrations, authorisations or permits are required to be obtained by the Purchaser in connection with the execution and performance of its obligations under this Agreement, all except as explicitly set out in this Agreement.

1.4.	This Agreement comprises obligations that are legal, valid and binding on the Purchaser and enforceable by the Sellers against the Purchaser in accordance with the terms thereof.

1.5.
The execution, delivery, performance and consummation by the Purchaser of this Agreement do not and shall not: (i) violate or conflict with a provision of Law applicable to the Purchaser, (ii) require any consent or approval of, or filing with or notice to, a governmental authority under a provision of Law applicable to the Purchaser, except as set out in this Agreement or (iii) violate a provision of the organisational documents of the Purchaser.

1.6.
At Completion the Purchaser will be able to pay the Purchase Price (including the Escrow Amount), the W&I Insurance Premium and the Refinancing Amounts from its available cash in accordance with Clause 6.2.

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